EXHIBIT 10.1

Date	28 October 2022

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) is the type that NextNav Inc. treats as private or confidential. Information that has been omitted is denoted as “[**]”.

SHARE TRANSFER AGREEMENT

AMONGST THE PARTIES IDENTIFIED HEREIN

RELATING TO THE ACQUISITION OF
NESTWAVE SAS

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	CONTENTS
	ARTICLE	PAGE

1	DEFINITIONS AND INTERPRETATION	4
2	ACQUISITION OF THE TRANSFERRED SHARES	5
3	PRE-CLOSING COVENANTS	9
4	CLOSING	12
5	POST-CLOSING COVENANTS	14
6	REPRESENTATIONS AND WARRANTIES OF THE SELLERS and of the Key executives	17
7	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	18
8	REFUND OF THE TOTAL CONSIDERATION	18
9	NO RECOURSE AGAINST NON-PARTIES	24
10	TERMINATION OF THE EXISTING SHAREHOLDERS’ AGREEMENT	24
11	GENERAL AND MISCELLANEOUS PROVISIONS	25
SCHEDULE 1.1		36
SCHEDULE 3.2 RELATED PARTY AGREEMENTS		51
SCHEDULE 6.1		54
APPENDICES TO SCHEDULE 6.1 - FUNDAMENTAL WARRANTIES AND INFRINGEMENT WARRANTY		57
APPENDIX 7(A)		58
APPENDIX 7(B)		59
LEFT BLANK INTENTIONALLY		59
SCHEDULE 6.2		60

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SHARE TRANSFER AGREEMENT

BETWEEN

  The Sellers listed in Schedule A,

AND

  NextNav Inc., a Delaware corporation, whose registered office is located at 1775 Tyson’s Blvd., 5th Floor, McLean VA 22102,represented by Ganesh Pattabiraman, Chief Executive Officer duly authorized for the purpose hereof,

(hereinafter referred to as the “Purchaser”),

The Sellers and the Purchaser are individually hereinafter referred to as a “Party” and collectively as the “Parties”.

IN THE PRESENCE OF

  Nestwave, a French société par actions simplifiée whose registered office is located at 106 bis - 114 avenue Charles de Gaulle, 92200 Neuilly-sur-Seine, France, registered with the Trade and Companies Registry of Nanterre under number 805 359 825, represented by [**],

(hereinafter referred to as “Nestwave” or the “Company”),

RECITALS

WHEREAS:

A	On 27 October 2022, 2,400,000 convertible bonds issued by Nestwave have been converted into 1,271,399 preferred P shares.
B	As at the date hereof, Nestwave has issued 1,881,000 preferred O shares and 2,418,511 preferred P shares, fully paid-up, representing 100% of the share capital and voting rights of Nestwave (the “Nestwave Shares”). The Nestwave Shares are allocated amongst the Sellers as set forth in Schedule B Part 1.
C	As at the date hereof:
(i)	the Company has issued (a) 1,125,487 warrants for business creator shares (bons de souscription de parts de créateurs d'entreprise) (the “BSPCE”), (b) 93,748 share warrants (bons de souscription d'actions) (the “BSA”) and (c) 1 “AIR” share warrant (bon de souscription d'actions “AIR”) (the “BSA AIR”). The BSPCE, the BSA and the BSA Air are allocated amongst the Sellers as set forth in Schedule B Part 1;
(ii)	immediately prior to Closing, 67,714 BSPCE, and 16,483 BSA and all of the BSA Air will be exercised as set forth in Schedule B Part 2 and, consequently, the 289,124 newly issued shares (the “Newly Issued Shares”) will be transferred to the Purchaser on Closing Date;
(iii)	(a) 1,057,773 BSPCE will remain unexercised as of the Closing Date (the “Unexercised BSPCE”) and (b) 77,265 BSA will remain unexercised as of the Closing Date as set forth in Schedule B Part 3 (the “Unexercised BSA” and, together with the Unexercised BSPCE, the "Unexercised Warrants"). Upon exercise of the Unexercised Warrants, 1,135,038 new shares of the Company will be issued to the exercising holders and transferred to the Purchaser as set forth herein (the “Post-Closing Issued Shares”).

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D	The Nestwave Shares and the Newly Issued Shares are hereinafter referred to as the “Transferred Shares” and represent 100% of the issued shares of the Company at Closing.
E	The Purchaser has expressed an interest in acquiring the Transferred Shares and the Post-Closing Issued Shares. The Purchaser has performed with the assistance of its advisors satisfactory due diligences on the Company, including data room due diligence, attendance to various management presentations, all of which the Purchaser considered sufficient to proceed with the acquisition of the Transferred Shares and the Post-Closing Issued Shares.
F	On 27 October 2022, the board of directors of the Purchaser approved the terms and conditions of the Transaction, including the issuance of Purchaser Shares in respect of the Stock Consideration.
G	The Purchaser intends to acquire the Transferred Shares from the Sellers and the Sellers intend to transfer the Transferred Shares to the Purchaser on the Closing Date under, and subject to, the terms and conditions of this Agreement, and the Purchaser and the Unexercised Warrant Holders intend to enter into the Put & Call Option Agreements in relation to the Post-Closing Issued Shares (together, the “Transaction”).
H	Shortly after the Closing, the Purchaser intends to Transfer the Transferred Shares and the Post-Closing Issued Shares acquired in the context of the Transaction to a directly owned subsidiary of the Purchaser to be incorporated in France.

THEREFORE, THE PARTIES AGREE AS FOLLOWS:

  DEFINITIONS AND INTERPRETATION

1.1Definitions

For the purposes of this Agreement, capitalized terms shall have the meanings set forth in Schedule 1.1.

1.2Interpretation

(a)	The definitions set forth herein shall apply equally to both the singular and plural forms of the terms defined.
(b)	All references in this Agreement to Sections, Articles, the Preamble, Recitals, Schedules and appendices shall be deemed to be references to sections, articles, the preamble of, the recitals of, the schedules and the appendices to, this Agreement unless the context shall otherwise require. All Schedules and appendices attached hereto shall be deemed incorporated in this Agreement as if set forth in full in this Agreement.
(c)	The titles of Articles of, Sections of and Schedules to, this Agreement are for convenience of reference only and shall not affect the interpretation of the provisions of this Agreement.
(d)	If a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day and including the relevant last day of this period of time.
(e)	Unless stated otherwise in this Agreement, any reference to a specific time or day in this Agreement shall refer to the time or day in the time zone of California, United States.

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(f)	Whenever used in this Agreement:
(i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(ii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and
(iii) a reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.
(g)	The phrases “best efforts”, “reasonable efforts”, “best endeavors” or “reasonable endeavors” shall be interpreted as an obligation de moyens under French Law.
(h)	References to a Person are also to its permitted successors and permitted assigns.
(i)	If a French term has been added in parenthesis after an English term, the French term shall prevail for the interpretation of the relevant English term.
(j)	For the purposes of applying a reference to a monetary sum expressed in €, EUR or Euro, an amount in a different currency shall be deemed to be an amount in Euro translated on the relevant date at the exchange rate published by Bloomberg at 11am CET on such date.
For the purposes of applying a reference to a monetary sum expressed in $ or USD, an amount in a different currency shall be deemed to be an amount in USD translated on the relevant date at the exchange rate published by Bloomberg at 11am CET on such date.
(k)	Any reference in this Agreement to a “notice” shall be deemed to be a reference to a “written notice” (and the words “notify”, “notified”, “notification” shall be interpreted accordingly).
(l)	To the fullest extent permitted by applicable Law, the Purchaser hereby expressly waives the provisions of articles 1602, 1641 and 1643 of the French Civil Code.

  ACQUISITION OF THE TRANSFERRED SHARES

2.1  Sale and purchase of the Sold Shares

(a)	Upon the terms and subject to the conditions of this Agreement, each Seller shall sell the Sold Shares it holds, free and clear of any Encumbrances, together with all rights attaching to them at the Closing (including the right to all dividends distributed on or after the Closing Date), to the Purchaser, and the Purchaser shall purchase all such Sold Shares.
(b)	The Parties expressly agree that, subject to the conditions of this Agreement, the transfer of ownership of the Sold Shares shall occur on the Closing Date.

2.2Contribution of the Contributed Shares

(a)	Upon the terms and subject to the conditions of this Agreement, each Seller shall contribute the Contributed Shares it holds, free and clear of any Encumbrances, together with all rights attaching to them at the Closing (including the right to all dividends distributed on or after the Closing Date), to the Purchaser.

2.3Transfer of the Shares underlying the Unexercised Warrants

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(a)	The Parties acknowledge and agree that certain Sellers hold, as at the date hereof, Unexercised Warrants which will not be exercised as of the Closing Date.
(b)	To the extent the Unexercised Warrants should be exercised on or before the Closing Date, notwithstanding the non-exercise principle set forth above:
(i) the Company and its representatives are, for the avoidance of doubt, hereby authorized to take any action required for the purposes of acknowledging the exercise of the BSPCE and BSA; and
(ii) the shares issued following exercise of these BSPCE and BSA will become “Transferred Shares” for all purposes under this Agreement.
(c)	With respect to any Unexercised Warrant which will not be exercised as of the Closing Date, the Parties acknowledge that:
(i)	such Unexercised Warrant shall not constitute Transferred Shares and shall not be sold to the Purchaser at Closing, and the portion of the Total Consideration attributable to such Unexercised Warrant will not be paid at Closing but will be paid in accordance with the provisions of this Section 2.3(c);
(ii)	the prices of exercise of Unexercised BSPCE and Unexercised BSA will be funded in accordance with section 3.3 of the Put & Call Option Agreements;
(iii)	each Unexercised BSPCE Holder undertakes to exercise the BSPCE it holds,
(A)	on 22 September 2023 at the latest if the end of the three-year time period provided under article 163 bis G I al. 1 of the French General Tax Code occurs on or before such date;
(B)	on 8 July 2024 at the latest if the end of the three-year time period provided under article 163 bis G I al. 1 of the French General Tax Code occurs after 22 September 2023 and on or before 8 July 2024;
(iv)	each Unexercised BSA Holder undertakes to exercise the BSA it holds on or before 22 September 2023;
(the “Exercise Date”)
(v)	and the Company undertakes to acknowledge the exercise of the BSPCE or BSA and the corresponding capital increase promptly after receipt of the exercise notice of the Unexercised Warrant Holders, being specified however that:
(A)	each Unexercised BSPCE Holder undertakes to exercise his or her BSPCE on the date of termination of its employment agreement entered into with the Company regardless of the Exercise Date; and
(B)	the Exercise Date shall be reasonably postponed at the Purchaser’s sole option to avoid (and to such extent only) that the issuance and the acquisition of Post-Closing Issued Shares occur on the same Business Day and dilute Purchaser's ownership in the Company's share capital below 95% (or such other percentage which could be required at such time for Tax consolidation purposes under French applicable Tax Laws);
(vi)	each Unexercised Warrant Holder irrevocably undertakes to Transfer to the Purchaser the Post-Closing Issued Shares, and the Purchaser agrees to acquire from each Unexercised Warrant Holder, at its sole option, all of the Post-Closing Issued Shares held by such holder as set forth opposite her/his name in Schedule B Part 3, for a price equal to (x) the Post-Closing Issued Shares Consideration multiplied by (y) the number of Post-Closing Issued Shares held by such holder over the total number of Post-Closing Issued Shares;

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(vii)	in case the Purchaser does not exercise the call option under the conditions set forth in Section 2.3(c)(iii) above, the Purchaser irrevocably undertakes to acquire from each of the relevant holders of the Post-Closing Issued Shares, and each of the relevant Unexercised Warrant Holder agrees to Transfer to the Purchaser, at her/his sole option, all of the Post-Closing Issued Shares held by such holder as set forth opposite his/her name in Schedule B Part 3, for a price equal to (x) the Post-Closing Issued Shares Consideration multiplied by (y) the number of Post-Closing Issued Shares held by such holder over the total number of Post-Closing Issued Shares; and
(viii)	in order to effect the provisions of Sections 2.3(c)(iii) and 2.3(c)(vii), the Purchaser and each of the relevant Unexercised Warrant Holders, as applicable, entered into at Closing a call and put option agreement attached in Schedule 2.3(c)(viii) (the “Put & Call Option Agreements”) and undertook to execute any document and take any necessary actions to complete the actions provided for in this Section 2.3. Any existing liquidity agreements relating to the Unexercised Warrant and/or the Post-Closing Issued Shares (other than the Put & Call Option Agreements) shall be deemed to be terminated at Closing with immediate effect.
(d)	The Purchaser undertakes to notify the Sellers’ Agent of the opening, suspension and closing of trading windows with respect to the Purchaser’s securities and otherwise keep the Sellers’ Agent informed as to permitted sales under securities Laws with respect to the Purchaser’s securities, including providing information as to Purchaser’s standard policy with respect thereto.

2.4Consideration – Payments

2.4.1Total Consideration

(a)	On and subject to the terms and conditions of this Agreement, the aggregate consideration payable by the Purchaser for (i) the acquisition of all the Transferred Shares, and (ii) the acquisition of all the Post-Closing Issued Shares, shall be equal to:
	(i)	USD fifteen million seven hundred twenty-three thousand six hundred twenty-nine dollars and sixty-seven cents ($ 15,723,629.67) with respect the Transferred Shares issued by Nestwave (the “Transferred Shares Consideration”), plus
	(ii)	USD three million two hundred seventy-six thousand nine hundred seventy-four dollars and fifteen cents ($ 3,276,974.15) with respect the Post-Closing Issued Shares to be issued by Nestwave (the “Post-Closing Issued Shares Consideration”), plus
	(iii)	contingent amounts defined in Schedule 2.4.1 in accordance with Section 2.5 (the “Contingent Amounts”),
(the aggregate of the Transferred Shares Consideration, the Post-Closing Issued Shares Consideration and, as the case may be, the Contingent Amounts, being together referred to as the “Total Consideration”).
(b)	To the exception of the potential adjustments provided for in Sections 3.1 and 8, the Total Consideration shall not be subject to any other adjustments.
(c)	Subject to such adjustments, the Total Consideration shall be final, non-appealable and binding on the Parties.

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(d)The Total Consideration shall be allocated among the Sellers of Transferred Shares and Post-Closing Issued Shares according to Section 2.4.2.

2.4.2         Payments

(a)The Total Consideration shall:

(i)        be paid in cash as a result of the sale of the Sold Shares (the “Cash Consideration”):

(A)     up to the amount defined in Schedule 2.4.2(a)(i) (“Cash Amount at Closing”), on the Closing Date;

(B)     up to the Contingent Amounts, on such date(s) as defined in Section 2.5; and

(C)up to the Holdback Amounts, one (1) Business Day after the expiry of the Lock-up Period;

all as set forth opposite each Seller's name in Schedule 2.4.2(a)(i); and

(ii)be paid in Purchaser Shares in exchange for the contribution of the Contributed Shares and the Post-Closing Issued Shares to the Purchaser for a value as set forth opposite each Seller’s name in Schedule 2.4.2(a)(ii) (the “Stock Consideration”) and for a number of Purchaser Shares as set forth in Schedule 2.4.2(a)(ii).

(b)Any payment by any of the Sellers to the Purchaser pursuant to this Agreement shall be deemed to be a reduction of the Cash Consideration, including for all Tax, accounting and financial reporting purposes.

(c)Each Seller hereby instructs the Purchaser to pay on the Closing Date, pursuant to a délégation imparfaite de paiement, its pro rata share of the Transaction Costs as set forth opposite its name in Schedule 2.4.2(a)(i) directly to the Sellers' Advisers on its behalf out of the Cash Amount at Closing, which pro rata share shall be deducted from the portion of the Cash Amount at Closing to be paid to such Seller.

2.4.3Issuance of Purchaser Shares as Stock Consideration

(a)At the Closing, the Purchaser shall issue, and the Sellers shall be entitled to receive, the Purchaser Shares underlying its Stock Consideration, free and clear of any Encumbrances (other than transfer restrictions contained in this Agreement and under applicable securities Laws), together with all rights attaching to them at the Closing (including the right to voting rights and all dividends distributed on or after the Closing Date).

(b)At the Closing, the Purchaser shall deliver to the Sellers’ Agent a copy of the instructions issued by the Purchaser to its transfer agent instructing such transfer agent to issue and deliver to each Seller its Stock Consideration in such securities accounts opened by the transfer agent on the basis of the information provided in writing by the Sellers’ Agent at least one (1) Business Day prior to the Closing Date, subject to the terms and conditions set forth in Sections 5.2 and 5.3.

(c)The total number of Purchaser Shares was determined by dividing the Stock Consideration by the Purchaser Share Value, and rounding down to the nearest whole Purchaser Share.

(d)Notwithstanding any other provision of this Agreement, no fractional Purchaser Shares will be issued and any Seller entitled to receive a fractional Purchaser Share but for this Section 2.4.3 shall be entitled to receive a cash payment in lieu thereof, without interest, equal to the pro rata portion of the Purchaser Share Value. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Purchaser Shares.

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2.5Contingent Amounts

The Purchaser shall pay to each Seller an amount equal to each Contingent Amount multiplied by such Seller portion of the Cash Amount at Closing divided by the total amount of the Cash Amount at Closing, to the extent such Contingent Amount has been received by the Company, as set forth opposite his/her/its name in Schedule 2.4.2(a)(i), less any refund due and payable by such Seller to the Purchaser under Section 8 which amount has otherwise not been paid by such Seller or set-off in accordance with Section 8.5(d), on the first (1st) Business Day following receipt of such Contingent Amount by the Company, by wire transfer(s) of immediately available funds to such Seller's bank account which shall be credited with value date (date de valeur).

2.6Holdback Amounts

(a)On the first (1st) Business Day following the expiration of the Lock-up Period, the Purchaser shall pay to each Seller its portion of the General Holdback Amount as set forth in Schedule 2.4.2(a)(i), less any refund due and payable by such Seller to the Purchaser under Section 8 with has not been paid by such Seller or set-off in accordance with Section 8.5(d), by wire transfer of immediately available funds to the Pivot Account which shall be credited with value date (date de valeur) on such release date.

(b)On the first (1st) Business Day following the expiration of the Lock-up Period, the Purchaser shall pay to [**] the RC Holdback Amount less any refund due and payable by [**] to the Purchaser under Section 8 which has not been paid by such Seller or set-off in accordance with Section 8.5(d), by wire transfer of immediately available funds to his bank account which shall be credited with value date (date de valeur) on such release date.

                 PRE-CLOSING COVENANTS

3.1             Management of the Company until the Closing Date

3.1.1        General

From the date hereof until the Closing Date, each Seller shall, to the extent of its powers as direct or indirect shareholder, director, manager or officer of the Company, use its best efforts to cause the Company to be managed in the Ordinary Course of Business and, without limiting the foregoing, each Seller shall not, and shall, to the extent of its powers as direct or indirect shareholder, director, manager or officer of the Company, use its best efforts to cause the Company not to:

(a)approve, direct or authorize any purchase or sale of shares or other securities of the Company, or to create any Encumbrance over, or to create, allot, issue, or grant any warrant, option over or right to subscribe for, shares or other securities of the Company or to decrease, purchase or redeem the share capital of the Company;

(b)approve or authorize any dissolution or liquidation or change to the articles of association (statuts) (or any equivalent organizational documents) of the Company other than technical modifications or modifications required by applicable Laws;

(c)declare, set aside, make or pay any dividend (whether interim or final) or other distribution of profit or reserves whether in cash or in kind, or approve any winding-up, merger, split-up, contribution or disposal of their business as a whole or any of their divisions (branches d’activité), except if made from the Company to another, or in the case of dormant companies;

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(d)amend the terms or conditions of employment of any Senior Employee (except for usual increase of salaries in line with past practices and in accordance with such terms or conditions and applicable Laws);

(e)make any acquisition or disposal of any asset, business, undertaking, or incur any other expense outside the Ordinary Course of Business, or incur any capital expenditure on any individual asset and for an individual value in excess of EUR 50,000, other than Ordinary Course of Business expenses incurred based on the last three months average operations;

(f)incur new indebtedness for borrowed money or enter unto any foreign exchange contracts, interest rate swaps or other derivative instruments other than in the Ordinary Course of Business;

(g)make any material change to Tax, Social Contributions or accounting policies, methods or practices;

(h)amend borrowings available under the facilities, bilateral lines of credit, overdraft facilities or factoring program existing as at the date hereof other than in the Ordinary Course of Business;

(i)enter into, terminate or materially amend the terms of any Material Contract other than in the Ordinary Course of Business or by reason of the expiration of its terms;

(j)enter into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets;

(k)institute, engage in or settle any litigation which would result in a payment by the Company;

(l)               enter into or amend the terms of any Related Party Agreement in any material respect (save with respect to any amendments entered into in the Ordinary Course of Business and on arm’s length terms);

(m)            agree, conditionally or otherwise, to take any of the foregoing actions;

in each case except if:

(n)required by applicable Law or a definitive decision of a court, arbitral tribunal or Governmental Authority;

(o)expressly permitted by this Agreement or as required to consummate the Transaction;

(p)the Purchaser has given its prior written approval (which shall not be unreasonably withheld, delayed or denied having due consideration for the corporate and commercial interests of the Company);

(q)the consultation with the Purchaser to obtain its prior approval may result in a breach of applicable Laws;

(r)reasonably undertaken in an emergency situation (including for the avoidance of doubt complying with non-binding recommendation of any Governmental Authority, the implementation of any home working, emergency volunteering, sickness absence and sick pay, in each case implemented as a result of Covid-19 or any other similar sanitary crisis) with the intention of minimizing any adverse effect thereof (and of which the Purchaser will be promptly notified and to the extent possible, prior informed); or

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(s)to benefit from any relief (by way of grant, payment, loan, tax deferral or benefit or otherwise, (and of which the Purchaser will be promptly notified and to the extent reasonably possible, prior informed) under any scheme, system or policy offered or imposed by any public authority, regulatory body or Governmental Authority relating to Covid-19 or any other similar sanitary crisis.

For the purpose of requesting the Purchaser’s prior approval hereunder, the Sellers’ Agent shall contact [**] (e-mail: [**]) with copy to [**] (Legal department, e-mail: [**]) or such other person as the Purchaser shall designate by notice to the Sellers’ Agent.

3.1.2        No Leakage

(a)Each Seller represents to the Purchaser that no Leakage other than Permitted Leakages has occurred in connection with the Company since the Locked Box Date and undertakes to procure, to the extent of its powers as direct or indirect shareholder, director, manager or officer of the Company that no Leakage other than Permitted Leakages will occur in connection with the Company between the date hereof and the Closing Date.

(b)Subject to the occurrence of Closing and to the provisions of Section 3.1.2(d), the Sellers shall repay to the Purchaser, on demand and on a Euro for Euro basis, a sum equal to the positive difference between (i) the amount of any Leakage and (ii) any monetary gain or other benefit (including any Tax Relief) available to the Purchaser and/or any of its Affiliates and/or the Company in respect of any matter giving rise to such Leakage, in accordance with the following:

(i)if a Leakage is made to or for the benefit of a given Seller or any of its Affiliates, the payment obligation shall be entirely borne by such Seller and be treated as a reduction of its portion of the Cash Consideration;

(ii)in all other cases, the payment obligation shall be borne by all Sellers, on a several basis (conjointement), in proportion to their respective Allocable Percentage and be treated as a reduction of their portion of the Cash Consideration.

(c)For the avoidance of doubt, (x) the Sellers shall not be liable to reimburse the Purchaser in respect of any Permitted Leakage, and (y) a Leakage may not be repaid more than once to the Purchaser. The Parties hereby agree that any payment made by the Sellers under this Section 3.1.2 shall be deemed to constitute an adjustment to the Total Consideration and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.

(d)No Seller shall have any repayment liability under Section 3.1.2 unless:

(i)a claim has been notified by the Purchaser to the relevant Seller and the Sellers’ Agent in writing on or before the date which is ten (10) months after the Closing Date, including all relevant details of the nature and the amount of any Leakage which the Purchaser, acting reasonably, believes has been received by any Seller(s) (or all the Sellers) and/or any of their Affiliates or in respect of which the Purchaser believes any Seller(s) (or all the Sellers) and/or any of their Affiliate benefitted; and

(ii)judicial proceedings have been brought by an Entity of the Purchaser’s Group against the relevant Seller(s) within ten (10) months of such Seller(s) and the Sellers’ Agent being notified in accordance with the provision of Section 3.1.2(d) if the relevant claim has not been agreed by such Seller(s).

(e)The repayment of any amount due by any Seller to the Purchaser under Section 3.1.2 shall be made within twenty (20) Business Days following the date on which the amount of the Seller’s repayment liability to the Purchaser shall have been finally determined pursuant to either an amicable agreement or settlement between the Purchaser and the relevant Seller or an enforceable decision of a court of competent jurisdiction (décision exécutoire) which is not subject to appeal or with respect to which the time for appeal has elapsed pursuant to Section 11.17.

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3.2Related Party Agreements

Except for the Related Party Agreements listed in Schedule 3.2, each relevant Seller shall cause the parties to the Related Party Agreements to terminate all Related Party Agreements in accordance with their terms at no cost to any of the Purchaser of the Company other than resulting from the terms of such Related Party Agreements, with effect as from the Closing Date; provided that, for the avoidance of doubt, such termination shall be without prejudice to all amounts owed, outstanding or due under such Related Party Agreements to the Company or the relevant Seller or their Affiliates, as the case may be, for the period up to, and including, the Closing Date (including any VAT arising on such amounts), such amounts being settled, at the option of the relevant Seller, on the Closing Date or within sixty (60) calendar days after the Closing Date.

3.3AML and KYC

(a)The Purchaser has provided to the Sellers’ Agent, any information and/or documents that the Sellers requested to comply with their customary due diligence obligations and KYC (know-your-customer) processes (the “Sellers’ KYC Documents”).

(b)The Sellers have provided to the Purchaser all the documents requested by the Purchaser in respect of Anti-Money Laundering Laws and KYC (know your customer) processes (the “Purchaser’s AML and KYC Documents”).

3.4Cooperation

Subject to applicable Laws (including antitrust Laws), each of the Parties shall use its best endeavors to execute such documents, perform such acts and do such things, as any other Party may reasonably require in order to transfer the Transferred Shares and issue and deliver the Purchaser Shares and to carry out and perform all of the terms and provisions of this Agreement, it being specified that the Parties may, with respect to any commercially sensitive information, elect for an exchange of such information between counsels only.

  CLOSING

4.1Date and Location of Closing

The closing of the Transaction (the “Closing”) shall take place on the date on which the last signature of this Agreement will take place (the "Closing Date") at the offices of Hogan Lovells, 17 avenue Matignon, 75008 Paris, France, or at such other place agreed between the Purchaser and the Sellers’ Agent.

The Parties agree that the Closing may take place electronically, provided that the execution of any document required to be executed on the Closing Date be made electronically by means of a reliable identification process complying with the requirements of article 1366 et seq. of the French Civil Code.

4.2Actions at Closing

On the Closing Date, the following actions shall occur:

(a)Each Seller shall deliver to the Purchaser, or ensure the delivery to the Purchaser of its share transfer form (ordre de mouvement) duly executed by such Seller, providing for the transfer to the Purchaser of the ownership of that number of Sold Shares set forth opposite its name in Schedule 2.4.2(a)(i).

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(b)The Sellers shall deliver to the Purchaser, or ensure the delivery to the Purchaser of:

(i)the written resignations, with effect upon Closing of the persons listed in Schedule 4.2(b)(i)(A) from their office as directors and/or officers of the Company in the form of the resignation letter set forth in Schedule 4.2(b)(i)(B);

(ii)the updated share transfer register (registre des mouvements de titres) and the updated shareholders’ individual accounts register (comptes individuels d’ actionnaires) of Nestwave, duly reflecting the transfer of the Transferred Shares to the Purchaser;

(iii)three (3) unwritable CD-ROM containing the Data Room Documents;

(iv)a statement signed by each Seller confirming the termination of all Related Party Agreements without any further payment obligation for the Company, nor any claim against the Company, in accordance with Section 3.2; and

(v)a certificate issued by the Company evidencing the amount of cash and cash equivalent as at 30 September 2022 (the “Cash Certificate”).

(c)Each Unexercised Warrant Holder shall deliver to the Purchaser, or ensure delivery to the Purchaser, of the relevant number of original copies of its Put & Call Option Agreement duly completed and executed by him or her.

(d)The Purchaser shall:

(i)pay to the Sellers of Sold Shares the Cash Amount at Closing, less the Transaction Costs and the Strike Price, by wire transfer(s) of immediately available funds to the Pivot Account which shall be credited with value date (date de valeur) on the Closing Date;

(ii)deliver to the Sellers contributing their Contributed Shares the number of Purchaser Shares as set forth opposite such Sellers' names in Schedule 2.4.2(a)(ii) by providing a copy of the instructions in accordance with Section 2.4.3(a);

(iii)pay to each Adviser its portion of the Transaction Costs by wire transfer(s) of immediately available funds to their respective bank accounts which shall be credited with value date (date de valeur) on the Closing Date;

(iv)pay to the Company the Strike Price by wire transfer of immediately available funds to its bank account which shall be credited with value date (date de valeur) on the Closing Date; and

(v)deliver to the Unexercised Warrant Holders the relevant number of original copies of the Put & Call Option Agreements duly completed and executed by the Purchaser.

(e)The Company shall pay (y) to each Seller of Sold Shares its portion of the amount transferred to the Pivot Account in accordance with Section 4.2(d)(i), as set forth opposite each Seller's name in Schedule 2.4.2(a)(i) and (z) to each Seller concerned its portion of the Strike Price in accordance with the Strike Price Release Agreements, by wire transfers of immediately available funds to its bank account which shall be credited with value date (date de valeur) on the Closing Date. Each Seller acknowledges that the allocation of the Total Consideration – including the allocation of the Cash Amount at Closing - between the Sellers has been determined in accordance with the provisions of the articles of association of the Company and the Existing Shareholders' Agreement and waive all claims it may have against the other Sellers with respect to such allocation.

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(f)The Parties shall, on the Closing Date, execute a confirmatory transfer agreement (acte réitératif) (the “Confirmatory Transfer Agreement”) relating to the sale of the Transferred Shares for French registration purposes substantially in the form attached as Schedule 4.2(f).

(g)On the Closing Date, each Designated Manager and the Company shall enter into and execute such Designated Manager Agreement in two (2) original copies and the Purchaser shall provide to the Sellers' Agent a copy of the Company's shareholders resolutions approving the Designated Manager Agreement in respect of [**].

(h)All actions at Closing shall be deemed to take place simultaneously as at the Closing Date. No delivery of any document or the taking of any action referred to in Section 4.2(a), 4.2(c) and 4.2(d) will be deemed complete or taken until each of such documents and actions have been delivered or taken.

(i)Each of the Parties shall use its best efforts to execute such documents, perform such acts and do such things, as any other Party may reasonably require, in order to consummate the Closing.

4.3Termination right

If one of the actions set forth in Section 4.2 is not carried out by the Purchaser or the Sellers on the Closing Date, the Purchaser (in case of default of any of the Sellers) or the Sellers’ Agent (in case of a default by the Purchaser) shall be entitled (in addition, and without prejudice, to their right to seek and obtain from the defaulting Party any other remedy that may be available under applicable Law, including, for the avoidance of doubt, the right to claim damages and/or pursue specific performance of this Agreement):

(a)to waive, in its sole discretion, the defaulted actions provided for its exclusive benefit and effect the Closing pursuant to this Agreement so far as practicable having regard to the defaults which have occurred and without prejudice to any of its rights under this Agreement, or

(b)subject to a three (3) Business Day cure period, to refuse to proceed with the Closing and terminate this Agreement (save for the Surviving Provisions, which shall continue to apply) and shall incur no liability vis-à-vis the other Party in connection with such refusal, it being agreed that the exercise of this termination right shall be effected without granting the defaulting Party an additional time to carry out the actions set forth in Section 4.2 (sans mise en demeure préalable), or

(c)no later than five (5) Business Days after the agreed date for Closing, to set a new date for the Closing (being no more than ten (10) Business Days after the agreed Closing Date and in any event prior to the Long Stop Date) in which case the provisions of this Section 4.3 shall apply to the Closing as so deferred but provided such deferral may only occur once.

  POST-CLOSING COVENANTS

5.1Non-competition, non-solicitation

(a)The Key Executives shall not, and shall procure that none of their Affiliates shall, for a period of [**] years following the Closing Date, directly or indirectly, engage in any Competing Business in the Restricted Territories, provided that nothing shall prohibit or restrict the Key Executives nor any of their Affiliates from:

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(i)acquiring, owning or having an interest (directly or indirectly) a business, entity or group of companies part of whose business or operation (the “Accessory Business”) is a Competing Business, provided that the Accessory Business represents less than ten percent (10%) of the total consolidated sales of such entity(ies) based on the latest financial statements available to the Sellers or the Sellers’ Affiliates,

(ii)owning, conducting or developing any business which is or could be a Competing Businesses based on assets owned by the Sellers or any of the Sellers’ Affiliates (other than the Company) (the “Existing Assets”), provided that such Existing Assets:

(A)represent less than 5% of the total consolidated sales of such entities based on the latest financial statements available to the Sellers or the Sellers’ Affiliate;

(B)represent, globally, less than 5% percent of the total consolidated sales of such entities based on the latest financial statements available to the Sellers or the Sellers’ Affiliates.

(b)The Key Executives shall not, and shall procure that none of their Affiliates shall, for a period of three (3) years following the Closing Date, directly or indirectly, offer employment to, enter into a contract for the services of, or attempt to entice away from the Company, any individual who is at that time, and was at the Closing Date, an employee of the Company (except a person who responds, without any form of approach or solicitation by or on behalf of any of the Key Executives, their Affiliates, to a general public advertisement made in the Ordinary Course of Business) or procure or facilitate the making of any such attempt by any other person.

(c)The Key Executives agree that the undertakings contained in this Section 5.1 are reasonable and necessary for the protection of the Purchaser’s legitimate interests.

(d)The Key Executives acknowledge that the violation of any such undertakings shall generate a damage to the Purchaser and the Company of such significance that it would not be sufficiently compensated by the allocation of damages. Consequently, the Purchaser expressly reserves the right to request for any conservatory or enforceable measure pertaining to prohibit the conduct of any activities which violates any of the undertakings provided in this Section.

5.2Lock-up Period

The Purchaser Shares cannot be Transferred by any Seller during a one (1) year period as from the Closing Date (the “Lock-up Period”) without the prior approval of the Purchaser, with the exception to Transfer to Affiliates, spouses or civil partner or children, or exclusively made for estate planning purposes, provided that any such Transfer shall be subject to (i) know-your-client and due diligence requirements pursuant to applicable Laws and (ii) the transferee commitment to comply with the aforementioned one (1) year period for its remaining duration; and provided, further, that the Lock-Up Period shall automatically expire on the date on which the Purchaser completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Purchaser’s stockholders having the right to exchange their shares for cash, securities or other property.

5.3Registration of Purchaser Shares; Legend Removal

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(a)The Purchaser shall (A)(i) after issuance of the Purchaser Shares issuable following exercise of the Unexercised Warrants as to which notice of exercise was delivered to the Purchaser at least ten (10) days prior to October 2, 2023, use its reasonable best efforts to submit to or file with the U.S. Securities and Exchange Commission (the “SEC”), in no event later than October 2, 2023 (unless otherwise agreed in writing between the Seller Agent and the Purchaser), a registration statement on an appropriate form (the “First Registration Statement”) covering the resale of the Registrable Securities and (ii) use its reasonable best efforts to cause such First Registration Statement to become effective as soon as reasonably practicable after the filing thereof and (B)(i) after issuance of the Purchaser Shares issuable following exercise of the Unexercised Warrants as to which notice of exercise was delivered to the Purchaser at least ten (10) days prior to July 8, 2024, use its reasonable best efforts to submit to or file with the SEC, in no event later than July 8, 2024 (unless otherwise agreed in writing between the Seller Agent and the Purchaser), a registration statement on an appropriate form (the “Second Registration Statement”, and together with the First Registration Statement, the “Registration Statements”) covering the resale of the Registrable Securities otherwise not already covered by the First Registration Statement and (ii) use its reasonable best efforts to cause such Second Registration Statement to become effective as or as soon as reasonably practicable after the filing thereof. The Purchaser shall prepare and file with the SEC such amendments and supplements to each Registration Statement and each prospectus forming a part thereof as may be necessary to keep such Registration Statement continuously effective and free of any material misstatements or omissions, in each case for a period not in excess of two (2) years from the applicable date of effectiveness of such Registration Statement. The Purchaser shall list the Purchaser Shares on any securities exchange on which the Purchaser’s common stock is then listed if the Purchaser Shares are not already so listed.

(b)At least twenty (20) days prior to the filing of each Registration Statement, the Purchaser will send a notice (“Notice”) to each holder of then Registrable Securities of its intent to file a Registration Statement and a questionnaire (“Questionnaire”) seeking customary information regarding each Seller or Unexercised Warrant Holders and the distribution of the then Registrable Securities. Each holder of Registrable Securities shall have ten (10) days after the distribution of the Notice to complete and return the Questionnaire to the Purchaser. In addition, Purchaser may require any Seller who wishes to include its Registrable Securities on the Registration Statement to furnish to the Purchaser in writing such additional information regarding such Seller and pertinent to the disclosure requirements relating to the registration and the distribution of the Registrable Securities as the Purchaser may from time to time reasonably request in writing to effect the registration of such Registrable Securities. The Purchaser shall not be required to include the Registrable Securities of any Seller on the Registration Statement if the Questionnaire is not returned timely or if such additional information is not provided to the Purchaser.

(c)The Purchaser hereby agrees to indemnify and hold harmless each holder of Registrable Securities, and their respective Affiliates, directors, officers and controlling Persons against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) caused by, resulting from, arising out of, based upon or related to any untrue statement in or omission from such Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, other than any untrue statement or omission made in reliance upon and in conformity with written information with respect to such Seller furnished to the Purchaser by such Seller expressly for use in the preparation of such Registration Statement, preliminary, final or summary prospectus or amendment or supplement. The Purchaser may require, as a condition to including any Registrable Securities in a Registration Statement filed in accordance with this Section 5.3, that the Purchaser shall have received an undertaking reasonably satisfactory to it from the Seller of such Registrable Securities to indemnify and hold harmless the Purchaser or all other Sellers, as the case may be, and any of their respective Affiliates, directors, officers and controlling Persons, with respect to any untrue statement in or omission from such Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such untrue statement or omission was made in reliance upon and in conformity with written information with respect to such Seller furnished to the Purchaser by such Seller expressly for use in the preparation of such Registration Statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Each such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Purchaser or any of the Sellers, or any of their respective Affiliates, directors, officers or controlling Persons, and will survive the Transfer of such Securities by such Holder. In no event shall the liability of any selling Seller of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds actually received by such Seller upon the sale of the Registrable Securities giving rise to such indemnification obligation.

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(d)After the filing of the Registration Statements, the Purchaser shall have no further obligation to register for resale any Registrable Securities that were not included in the Registration Statements filed pursuant to Section 5.3(a).

(e)The Purchaser shall take reasonable steps, if any are required, to cause all Purchaser Shares to be listed on securities exchange or automated quotation system on which similar securities issued by the Purchaser are then listed.

(f)Following the expiration of the Lock-up Period, the Purchaser shall use its reasonable best efforts to (i) at the reasonable request of a Seller, deliver all the necessary documentation to cause the Purchaser’s transfer agent to remove all restrictive legends from any Purchaser Shares being sold under an effective Registration Statement or pursuant to Rule 144 under the Securities Act of 1933, as amended, at the time of sale of such Purchaser Shares, or that may be sold by a Seller without restriction under Rule 144 under the Securities Act of 1933, as amended, including any volume and manner of sale restrictions, and (ii) cause its legal counsel to deliver to the transfer agent the necessary legal opinions required by the transfer agent, if any, in connection with the instruction under clause (i) upon the receipt of customary representation letters and such other customary supporting documentation as requested by (and in a form reasonably acceptable to) such counsel, in each case within three (3) trading days of such request.

5.4U.S. Tax Election

For U.S. income tax purposes, the Purchaser intends to elect pursuant to IRC section 338(g) to treat the Transaction as an asset purchase. The Parties will cooperate with each other, and the Sellers will execute all documents and take such action as reasonably requested by the Purchaser to effect such election.

5.5Pivot Account

After the Closing Date, the Purchaser undertakes to (i) keep the Pivot Account opened and segregated from any other account of the Company, (ii) to authorize the Sellers' Agent to process the payments from the Pivot Account to the Sellers (and, as the case may be, any other third party such as the Sellers’ advisors) and (iii) close the Pivot Account only after the foregoing payments have been made.

  REPRESENTATIONS AND WARRANTIES OF THE SELLERS and of the Key executives

6.1Subject to the limitations set out in this Agreement, each Seller makes, on the date hereof and on the Closing Date (except where another date is expressly provided), to the Purchaser, only for herself/himself/itself (and not in respect of any other Seller) the representations and warranties set forth in Schedule 6.1 (excluding the Infringement Warranty, the “Fundamental Warranties”) and the Warranty set forth in Section 7(e) of Schedule 6.1 (the “Infringement Warranty”); provided however that the Fundamental Warranties of article 6 (The Company) of Schedule 6.1 and the Infringement Warranty shall only be made by the Management Sellers.

6.2Subject to the limitations set out in this Agreement, each Management Seller makes, on the date hereof and on the Closing Date (except where another date is expressly provided), to the Purchaser, the representations and warranties set forth in Schedule 6.2 (the “Business Warranties” and, together with the Fundamental Warranties and the Infringement Warranty, the "Warranties").

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6.3The Warranties other than the Infringement Warranty are qualified by all facts and information disclosed in the Disclosures. The Sellers make no representation or warranty, express or imply, to the Purchaser under this Agreement other than as expressly and specifically set forth in this Section 6 In particular, the Sellers make no representation or warranty as to: (i) the accuracy or completeness of any projections, business plans, budgets, forecasts or other forward looking information in respect of the Company and its activities (the “Forecasts”), or (ii) the future relations of the Company with the Sellers or their Affiliates as well as any of the customers, suppliers, consultants or employees of the Sellers or their Affiliates. Notwithstanding anything to the contrary in this Agreement, the Infringement Warranty shall not be subject to, limited or qualified by, any information disclosed (including but not limited to the Disclosures) by any means whatsoever to the Purchaser.

6.4The Purchaser acknowledges that the Forecasts are based on a number of assumptions and that considerable uncertainties are inherent in such Forecasts; the Purchaser further acknowledges that it is fully familiar with this type of, assumptions and uncertainties and that it is alone responsible for its own assessment of the adequacy and accuracy of all the Forecasts made and provided and that it will have no claim against the Sellers in relation to such Forecasts.

6.5In this respect, the Purchaser acknowledges and declares that in entering into this Agreement, it has not relied and is not relying on any warranties, representations, covenants, undertakings indemnities, promises, Forecasts or other statements whatsoever whether written or oral other than those expressly set out in this Agreement and that it will not have any right or remedy arising out of any warranty, representation, covenant, undertaking, indemnity, promise, Forecast or statement not set out in this Agreement.

  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser makes to the Sellers the representations and warranties set forth in Schedule 7 on the date hereof, and on the Closing Date (except where another date is expressly provided), and such representations and warranties are therefore made on said specific date only.

  REFUND OF THE TOTAL CONSIDERATION

8.1General Principles

(a)As from the Closing and subject to the provisions of this Agreement:

(i)each Seller undertakes to refund a portion of the Total Consideration to the Purchaser in respect of any Loss suffered by the Purchaser arising from (y) any inaccuracy in, or any breach of, the Fundamental Warranties made pursuant to Section 6.1 or the Infringement Warranty made pursuant to article 7(e) (Infrigement) of Schedule 6.1 or (z) any inaccuracy in the Cash Certificate or in the amount specified for Transaction Costs in the definition thereof, it being understood that (i) Fundamental Warranties other than those in article 6 (The Company) of Schedule 6.1 and other than the Infringement Warranty are made by each Seller only for itself and in respect of the Transferred Shares and the Unexercised Warrants it owns and (ii) each Seller’s liability under Section 6.1 and as a result of any inaccuracy in the Cash Certificate shall in no event exceed its Allocable Portion;

(ii)each Seller undertakes to refund a portion of the Total Consideration to the Purchaser in respect of any Loss suffered by the Purchaser arising from any inaccuracy in, or any breach of, the Business Warranties made pursuant to Section 6.2, it being understood that each Seller’s liability under Section 6.2 shall in no event exceed 15% of its Allocable Portion;

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(iii)each Seller undertakes to refund a portion of the Total Consideration to the Purchaser in respect of any Loss suffered by the Purchaser arising from (A) any breach by the relevant Seller of its covenants taken only by itself under this Agreement (other than pursuant to Section 3.1), it being understood that each Seller’s liability under Section 8.1(a)(iii)(A) shall in no event exceed its Allocable Portion, or (B) any breach by the relevant Seller of its covenants taken on a several basis (and not on a joint and several basis) (conjointement mais non solidairement) under this Agreement (other than pursuant to Section 3.1), it being understood that each Seller’s liability under Section 8.1(a)(iii)(B) shall be borne pro rata to its Allocable Percentage.

(b)The Purchaser shall not be entitled to recover damages or obtain payment, refund, reimbursement, restitution or indemnity, directly or through the Company, from the Sellers under any Transaction Document: (i) more than once in respect of the same Loss, regardless of whether more than one Claim arises in respect of it, or (ii) in respect of a Loss which has already given right to a payment as a Leakage.

(c)The provisions of Section 8 shall not apply in the event of a Leakage. Consequences of a Leakage are exclusively governed by the provisions of Section 3.1.

(d)The Sellers shall have no liability under this Agreement in respect of any Loss which results from, and to the sole extent such Loss results from:

(i)any actions or omissions of the Sellers, their Affiliates or the Company prior to the Closing Date taken or made as specifically provided for in this Agreement or otherwise taken or made at the written request of or with the consent of the Purchaser;

(ii)any actions or omissions of the Purchaser or any of its Affiliates or, for the period after the Closing Date, of the Company (including any reorganization or change in the Accounting Principles and Tax principles or practices);

(iii)the adoption of, or any change (even with a retroactive effect) in, any Law (including the Accounting Principles) or published administrative practice after the date hereof, including any increase in the Tax rates, any imposition of Tax or any withdrawal of Tax Relief; or

(iv)any payment obligation to which the Purchaser may be exposed under any representations and warranties and/or indemnities given to any third party under any agreement relating to a subsequent sale or transfer of the Transferred Shares or the Post-Closing Issued Shares.

(e)The Purchaser shall not be entitled to payment under this Section 8 in respect of any Loss, or part thereof, relating to the Company which is no longer Controlled by the Purchaser, save for such Loss for which a Notice of Claim has been notified prior to such change of Control.

(f)For the avoidance of doubt, any payment made pursuant to this Section 8 shall be deemed to constitute an adjustment to the Total Consideration.

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8.2Calculation of Loss

(a)In calculating the amount of a Loss, there shall be deducted (without duplication):

(i)the amount of any actual advantages or benefits accruing to the Purchaser’s Group directly and exclusively attributable to the matter, event or circumstance giving rise to such Loss (including any amount of Tax Relief obtained by the Purchaser or its Affiliates, unless such Tax Relief does not result in an actual cash saving by the end of the third year following the one during which the Loss giving rise to such Tax Relief has been incurred);

(ii)the amount of any provision specifically recorded in the Locked Box Accounts, event or circumstance which gave rise to the Loss; and

(iii)the amount of any indemnification, insurance, payment, discount or other recovery from a third party (including a Tax Authority), actually paid to, or actually recovered by, the Purchaser’s Group with respect to the matter, event or circumstance which gave rise to such Loss.

(b)If such Loss relates to a Tax reassessment or any other form of reassessment (i) whose effect is to shift a Tax liability from one financial or fiscal year to another (including with respect to depreciation, amortization, inventory, VAT, reserves or provisions of any nature) or to modify the jurisdiction in which a Tax liability is due or (ii) which is recoverable, only the penalties or interest for late payment or the additional Taxes resulting from any increase in the applicable Tax rates which shall have actually resulted from such reassessment, shall be taken into account.

(c)The determination of a Loss may not result from the application of any multiple to any accounting value or any other valuation methodology.

(d)Losses shall not include any Taxes that may be incurred by the Purchaser’s Group or for which the Purchaser’s Group may become liable as a result of the Total Consideration refund provided under this Section 8. In addition, any reduction of Tax Relief or carried back or forward Tax losses incurred by the Purchaser’s Group shall not constitute a Loss.

(e)The amount of the Total Consideration refund due by the Sellers in connection with a Loss suffered by, or relating to, the Company shall not exceed the amount of such Loss multiplied by the percentage of ownership held, directly or indirectly, by the Purchaser in the Company on the Closing Date.

8.3Claims

(a)The Purchaser may only make a claim for a Total Consideration refund under this Agreement (a “Claim”) by sending to the Sellers’ Agent a written notice (a “Notice of Claim”) promptly, and, in any event, no later than twenty-five (25) Business Days after the date on which the Purchaser became aware of the matter, event or circumstance upon which the Claim is based.

(b)The Notice of Claim shall specify in such reasonable detail as is then available to the Purchaser (with copies of reasonably relevant documents attached) (i) the basis for the Claim and the warranties or covenants which are alleged to have been breached, (ii) a description of the alleged Loss, (iii) a reasonable estimate of the alleged Loss calculated in accordance with Section 8.2 (such estimate shall be provided as soon as it is determined if not known at the time of the Notice of Claim) and (iv) any other information reasonably necessary to enable the Sellers to assess the merits of the Claim and the estimate of the alleged Loss.

(c)No Claim may be made against a Seller in respect of Sections 6.1 and 6.2 unless it is made against all Sellers which may be liable for such breach.

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(d)Failure to comply with the above requirements will not render the Claim invalid, but the amount of the related Loss shall be decreased up to the amount directly and exclusively attributable to such failure.

(e)To the extent a Claim is made as a result of or in connection with a claim made by a third party, the Purchaser (i) shall closely associate the relevant Sellers (and, as the case may be, any external legal counsel appointed by such Sellers) to the defense of the claim, provide all information reasonably required in connection with such claim and its progress and take into account in good faith their reasonable comments considering the corporate interest of the Purchaser and/or of the Company, as applicable, and excluding any disclosure of confidential or sensitive business information and (ii) shall not settle, compromise or admit any liability in respect of such third party claim without the written consent of the Sellers, which consent shall not be unreasonably withheld or delayed, taking into account the Company’s corporate interest, failing which the Purchaser shall not be entitled to make any Claim in respect of any Loss or any part thereof in relation to such third party claim, and shall not be indemnified in respect of any such Loss or any part thereof.

(f)Notwithstanding anything to the contrary in this Agreement, to the extent that any inaccuracy of any warranties contained in this Agreement is capable of remedy, the Purchaser shall afford the Sellers at least forty-five (45) Business Days following reception of the Notice of Claim to remedy the breach and shall procure to the Sellers the assistance and the cooperation it may reasonably request in order to implement such remediation whenever possible. Any such remedial action by the Sellers will only limit the Sellers’ liability under this Agreement to the extent the results of such action are to the reasonable satisfaction of, and with no Loss arising for, the Purchaser or the Company.

(g)The Sellers' Agent or the Sellers concerned, and their counsel shall have access to the books and files of the Company relating to any Claim, during normal business hours at the Company's premises or as otherwise mutually agreed. The Company's staff shall provide reasonable assistance to the Sellers' Agent or the Sellers concerned and their counsel.

8.4  Limitations

8.4.1Time Limitation

(a)The Purchaser shall have no right to bring a Claim under this Agreement, unless the Purchaser has given the Sellers’ Agent a Notice of Claim with respect thereto prior to the date which is

(i)five (5) years after the Closing Date for the Fundamental Warranties (for the avoidance of doubt, not included in the Infringement Warranty),

(ii)eighteen (18) months after the Closing Date for the Business Warranties other than Business Warranties granted in articles 6 (Tax Matters) and 16 (Employment Matters) of Schedule 6.2,

(iii)thirty-six months after the Closing Date for the Business Warranties granted in articles 6 (Tax Matters) and 16 (Employment Matters) of Schedule 6.2, and

(iv)thirty-six (36) months after the Closing Date for the Infringement Warranty.

(the “Expiry Date”).

(b)If a Claim is made before the applicable Expiry Date, it shall be deemed withdrawn six (6) months as from the date of such Claim unless judicial proceedings in respect of it have been commenced in accordance with Section 11.17 prior to the expiration of such six (6) month-period.

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8.4.2Minimum and maximum Claims

(a)De minimis

The Sellers shall not be liable in respect of any Claim resulting from a breach of any Business Warranties if the amount of the Loss for which the Sellers would be liable under this Agreement in respect of such Claim does not exceed twenty thousand US dollars (USD 20,000), provided that all individual Claims having the same cause, ground or origin shall be aggregated and count as a single Claim for the purpose of determining whether the above de minimis has been reached.

(b)Basket (Seuil)

The Sellers shall not be liable in respect of any Claim resulting from a breach of any Business Warranties unless and to the extent that the aggregate amount of Losses for which the Sellers would be liable in respect of all such Claims exceeds two hundred thousand US dollars (USD 200,000), provided that once the aggregate amount of such Claims whenever arising exceeds two hundred thousand US dollars (USD 200,000), the Sellers shall be liable for all Losses suffered by the Purchaser.

(c)Cap

Each Sellers’ aggregate liability in respect of the Business Warranties shall in no event exceed fifteen percent (15%) of its Allocable Percentage of the Total Consideration.

Each Seller’s aggregate liability in respect of the Fundamental Warranties and the Infringement Warrant shall in no event exceed its Allocable Portion.

Each Seller’s aggregate liability in respect of the Infringement Warranty shall in no event exceed 100% of its Allocable Portion in respect of Claims made on or prior to the expiry of a eighteen-month (18) period as from the Closing Date and 50% of its Allocable Portion in respect of Claims made on or prior to the expiry of the period starting on the first day of the nineteenth (19) month following the Closing Date and the expiry of a thirty-six month (36) period following the Closing Date.

Notwithstanding anything to the contrary in this Agreement the aggregate liability of each Seller under this Agreement shall in no event exceed its Allocable Portion.

8.4.3Other limitations

(f)The Sellers shall have no liability to refund a portion of the Total Consideration to the Purchaser in respect of any Loss suffered by the Purchaser and/or the Company arising out or arising from any inaccuracy in or any breach of the Warranties to the extent such inaccuracy was Fairly Disclosed in the Disclosures, except in respect of the Infringement Warranty for which the Disclosure shall not limit in any manner the liability of the Sellers.

(g)The aggregate liability of the Sellers pursuant to this Agreement shall be in any event limited to the Total Consideration.

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8.5Payment

(a)The payment of any refund due by any Seller to the Purchaser under and subject to this Section 8 shall be made:

(i)first in cash:

(A)until the expiry of the Lock-up Period: up to such Seller's portion of the Cash Amount at Closing;

(B)after the expiry of the Lock-up Period: up to such Seller's portion of the Cash Consideration;

(ii)then in cash and/or in Purchaser Shares (at such Seller's option):

(A)if in cash:

-in respect of any Purchaser Shares still held by such Seller on such date of payment, the aggregate opening prices of such Purchaser Shares on NASDAQ as at such date; and

-in respect of any Purchaser Shares sold by such Seller on or prior to such date of payment, the aggregate selling prices of any such Purchaser Shares as at the date of its sale

(without exceeding such Seller's portion of the Total Consideration in any event)

(B)if in Purchaser Shares, by way of dation en paiement provided however that such payment in Purchaser Shares shall not exceed such Seller's Shares Allocable Percentage.

(iii)provided however that:

(A)the Sellers shall use their reasonable best efforts to sell on the market (following expiry of the Lock-up Period) such number of Purchaser Shares in order to maximise the portion of the refund payable in cash under Section 8.5(a)(ii)(A) second alinea;

(B)the value per Purchaser Share retained for the purposes of the payment set forth in Section 8.5(a)(ii)(B) shall be the Purchaser Share Value.

(b)The payment of any refund due by any Seller to the Purchaser under this Section 8 shall be made within thirty (30) Business Days following the date on which the amount of the Sellers’ liability to the Purchaser shall have been finally determined pursuant to either an amicable settlement between the Purchaser and the relevant Seller or an enforceable decision of a court of competent jurisdiction (décision exécutoire) which is not subject to appeal or with respect to which the time for appeal has elapsed.

(c)If, at any time after the making of a payment by a Seller to the Purchaser pursuant to a Notice of Claim, the Purchaser or any of its Affiliates receives from a third party an amount directly and exclusively related to the matter or circumstance giving rise to that Notice of Claim, the Purchaser shall repay forthwith, on behalf of itself or its Affiliate, to the relevant Seller the amount so recovered after deducting all out-of-pocket costs and expenses reasonably incurred by the Purchaser or the Affiliate in such recovery, provided however that any amount so repaid by the Purchaser shall not be greater than the amount received from a Seller in respect of such Notice of Claim.

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(d)The Purchaser shall in any way be authorized to set-off any payment of any refund due and payable by any Seller to the Purchaser under this Section 8 with any portion of the Total Consideration due to such Seller, in priority with such Seller's portion of the Contingent Amounts (to the extent such Contingent Amounts have been received by the Company), and then with such Seller's portion of the Holdback Amounts.

8.6Mitigation

The Purchaser shall and shall, to the extent of its powers as direct or indirect shareholder, cause each of the Company to take commercially reasonable measures to mitigate any Loss giving rise to a Claim by the Purchaser for a Total Purchase Price refund hereunder.

8.7Exclusivity of Remedy

The Total Consideration refund provisions of this Section 8 shall be the exclusive remedy of the Purchaser against the Sellers in respect of any breach of the Warranties, breach of covenants set out in this Agreement (other than pursuant to Section 3.1.2) and any and all claim made pursuant to or arising under this Agreement. To the fullest extent permitted by applicable Law and without prejudice to any claim for fraud or wilful misconduct (dol), the Purchaser hereby waives the benefit of any warranties generally available to purchasers under applicable Law, including under articles 1641 and 1643 of the French Civil Code.

  NO RECOURSE AGAINST NON-PARTIES

9.1No person acting on behalf of the Sellers who is not a named Party to this Agreement, including any director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative of the Sellers (“Non-Party Affiliates”), shall have any liability (whether in contract, in tort or otherwise, or based upon any legal ground that could impose liability of a party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision.

9.2No individual who in his/her capacity as agent, legal representative or otherwise, signs this Agreement or any agreement, certificate or other document in relation therewith on behalf of the Sellers (a “Non-Party Individual”) shall have any liability (whether in contract, in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or any agreement, certificate or other document in relation therewith, or for any claim based on, in respect of, or by reason of this Agreement or other Transaction Document, or their negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Individual. Non-Party Individuals are expressly intended as third party beneficiaries of this provision.

  TERMINATION OF THE EXISTING SHAREHOLDERS’ AGREEMENT

10.1Each of the Sellers who/which is a party to any of the Existing Shareholders’ Agreement undertakes not to exercise any of her/his/its rights under the relevant Existing Shareholders’ Agreement to the extent that they may prevent or more generally be detrimental to the completion of the transactions contemplated by this Agreement.

10.2Each of the Sellers who/which is a party to the Existing Shareholders’ Agreement acknowledges and accepts that the relevant Existing Shareholders’ Agreement shall automatically terminate at and subject to Closing, provided that all the transactions contemplated herein have been completed, in which case each of the Sellers who/which is a party to the Existing Shareholders’ Agreement acknowledges that all of her/his/its rights under the Existing Shareholders’ Agreement have been fully satisfied and that she/he/it has no claim and waives her/his/its rights in this respect against the other parties to the Existing Shareholders’ Agreement.

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10.3Should this Agreement terminate and/or the transactions contemplated herein fail to be completed for any reason whatsoever, then the Existing Shareholders’ Agreement shall remain in full force and effect and the Sellers who/which are parties to the Existing Shareholders’ Agreement shall be automatically released from the undertaking set forth in Section 10.1.

  GENERAL AND MISCELLANEOUS PROVISIONS

11.1Notices

(a)All notices, requests, demands, and other communications which are required or may be given under this Agreement shall be in writing in English (save for any attachments thereto which may be in another language) and shall be delivered by (i) hand delivery against receipt signed and dated by the addressee, (ii) registered mail with acknowledgment of receipt, or (iii) e-mail with an acknowledgment of receipt, and shall be addressed to the other Parties at the respective address set forth below or to such other address or place as such Parties may from time to time designate in writing to the other Parties, in accordance with the provisions hereof:

-If to the Purchaser:

NextNav Inc.
484 Oakmead Parkway
Sunnyvale, CA 94805
Attention: Ganesh Pattabiraman, CEO
E-mail: ganesh@nextnav.com

With copy to:

Legal Department
Attention: Robert Lantz, General Counsel
E-mail: rlantz@nextnav.com

-If to the Sellers’ Agent:

Attention: [**]

[**]
E-mail: [**]

With copy to:

VOLT Associés

49-51 avenue George V

75008 Paris, France

Attention: Me. Lucas d’Orgeval

E-mail: ldorgeval@voltassocies.com

Notice given pursuant to paragraph (a)(i) above shall be deemed effectively given when received, notices given pursuant to paragraph (a)(ii) above shall be deemed effectively given on the date of first presentation of the letter, and notices given pursuant to paragraph (a)(iii) above shall be deemed effectively given on the Business Day following the date of the sending of the e-mail.

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11.2Sellers’ Agent

(a)The Sellers (including, for the avoidance of doubt, the Unexercised Warrant Holders) hereby irrevocably appoint [**] (the “Sellers’ Agent”), with the right to appoint any other person for that purpose, who accepts this appointment, as agent to (i) give and receive all relevant notices and other documents, (ii) receive and distribute any payments under this Agreement, (iii) give all consents, handle, dispute, settle or otherwise deal with any and all claims against the Sellers under this Agreement, (iv) agree on any amendment to this Agreement, (v) draft, execute and deliver the Disclosure Letter, and (vi) more generally, exercise or waive, in accordance with the provisions of Section 11.2, the rights and fulfil all obligations of the Sellers on their behalf under this Agreement.

(b)For the purpose of article 1161 of the French Civil Code, each of the Sellers authorizes the Sellers’ Agent to act on her/his/its behalf in accordance with this Section 11.2.

(c)Any decision by the Sellers’ Agent under this Agreement shall be binding on the Sellers.

(d)The Sellers’ Agent shall be entitled, upon presentation of documentary evidence, to be reimbursed by the Sellers for all costs and expenses incurred by it in such capacity pro rata to their Allocable Portion.

(e)The Sellers’ Agent or its successors may at any time notify the Purchaser and the Sellers that it does not wish to continue to act as agent for all or part of the Sellers.

(f)The Sellers’ Agent shall not bear any liability whatsoever, neither to the Sellers, the Purchaser nor to any third party, in their capacity as Sellers’ Agent under this Agreement, except in case of wilful misconduct (faute intentionnelle).

11.3Several liability

The Sellers are acting hereunder severally (and not jointly and severally) (conjointement mais non solidairement).

11.4General acknowledgment

Each Party acknowledges that it has been advised by a lawyer or adviser during the negotiation and execution of this Agreement and that all Parties have participated jointly in the drafting of this Agreement. Therefore, each Party agrees that it was able to independently and freely assess the scope and extent of its rights and obligations under this Agreement.

11.5Specific performance

The Parties acknowledge that any failure by any Party to perform any of its undertakings or obligations under this Agreement may result in serious damage being sustained by the other Parties and that damages alone may not be an adequate remedy for such breach. Accordingly, without prejudice to any other rights or remedies that the Parties may have, including the right to claim for damages, any Party may seek specific performance (exécution forcée) in the event of any threatened or actual breach of the provisions of this Agreement and each Party agrees that such specific performance will constitute a balanced course of action falling outside of the “manifest disproportion” exclusion contained in article 1221 of the French Civil Code, and thus undertakes not to oppose any such claim for specific performance, including under article 1221 of the French Civil Code.

11.6Unforeseeable change of circumstances

Each Party hereby declares that (i) the provisions of article 1195 of the French Civil Code shall not apply to this Agreement and irrevocably waives the benefit of and any rights under article 1195 of the French Civil Code and (ii) the provisions of article 1218 of the French Civil Code shall not apply to this Agreement and irrevocably waives the benefit of and any rights under article1218 of the French Civil Code and consequently the right to request the postponement of the transactions contemplated by this Agreement or the termination of this Agreement on the basis of force majeure,

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11.7Partial performance

Each Party hereby declares that the provisions of article 1223 of the French Civil Code shall not apply to this Agreement.

11.8Entire Agreement

This Agreement, the other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding of each Party with the other Parties hereto with respect to the matters set forth herein and more generally relating directly or indirectly to the Transaction and supersede all prior agreements, negotiations, drafts and understandings amongst the Parties pertaining to the subject hereof.

11.9Binding Effect; Assignment

(a)This Agreement shall be binding on the Parties and their successors and permitted assigns. Except as provided in Section 11.9(b), none of the Parties may assign or transfer, in each case, its rights under this Agreement nor grant any interest in it, in each case, by operation of law or otherwise, without the written consent of the other Parties.

(b)Upon notice in writing to the other Parties, the Purchaser may assign the benefit of this Agreement and any other Transaction Document to any of its Affiliate.

(c)If an assignment is made in accordance with this Section 11.9, (i) the assigning Party shall be deemed to guarantee the due performance of this Agreement by the assignee and shall remain jointly liable with the assignee and, (ii) the liabilities of the non-assigning Parties under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred.

(d)Each Party expressly authorizes in advance the assignments permitted under this Agreement, on the sole condition that the concerned Party notifies the other Parties of said assignment at least five (5) Business Days before Closing and that said assignment is made in writing.

11.10Set-off

Except as otherwise specifically provided for in this Agreement and in particular with Section 8.5(d), no Party shall in any way be authorized to set-off any amount due (i) by any Seller to the Purchaser or (ii) by the Purchaser to any Seller, pursuant to any provision of this Agreement against any amount due, or claimed to be due pursuant to any other provision of this Agreement.

11.11Amendment; Waiver

No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all the Parties. No failure to enforce any of its rights hereunder at any time or for any period of time by any Party shall be deemed a waiver thereof. No waiver of any of the rights of any Party contained in this Agreement or arising hereunder shall be valid unless in writing and signed by the Parties.

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11.12Severability

This Agreement shall be deemed severable. If any provision in this Agreement, or the application thereof to any circumstance of this Agreement, is held to be unenforceable, invalid or illegal by any Governmental Authority, and to the extent the economic balance remains unaffected, the remainder of this Agreement shall not be affected or impaired thereby and the Parties shall negotiate in good faith to replace the offending provision by another enforceable, valid and legal provision that has the same or similar economic effect on the transaction hereby contemplated as the original provision.

11.13Confidentiality and No Announcements

(a)For a period of two (2) years following the date hereof:

(i)the Sellers shall, and, as the case may be, shall cause each of their respective Affiliates, officers, directors, employees, advisors, agents and representatives to keep, in strict confidence, (i) all of this Agreement and all transactions contemplated herein and (ii) only after (and subject to) Closing, any information relating to the Company and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser and of the Company,

(ii)the Purchaser shall, and, as the case may be, shall cause each of their respective Affiliates, officers, directors, employees, advisors, agents and representatives to keep, in strict confidence the allocation of the Total Purchase Price between the Sellers, subject to any requirement made by any stock exchange authority and in particular the U.S. Securities and Exchange Commission, except:

(iii)in the cases referred in Section 11.13(a)(i), with the prior written consent of the Purchaser, as the case may be;

(iv)in connection with any court or other proceeding initiated between any of the Parties;

(v)if required by any court of competent jurisdiction, any stock exchange, or any regulatory or anti-trust body or Governmental Authority (including for the avoidance of doubt any Tax Authority and any Governmental Authority supervising a Party), or pursuant to applicable Laws;

(vi)that they may share with or disclose such confidential information to (x) their Affiliates and any member of their group and their respective officers, directors, employees, advisors, agents and representatives, provided such person complies with the provisions of this Section 11.13(a) as if it were a Party to this Agreement, (y) investors or potential investors in any funds or collective investment vehicle managed or advised directly or indirectly by a Party or any of its Affiliates, on a need to know basis, provided any such Person is directed to comply with the provisions of this Section 11.13 as if it were a Party to this Agreement, and (z) rating agencies, statutory auditors, professional advisers or debt or equity financiers of any Party or any of its Affiliates, provided any such Person is under a duty of confidentiality in respect of such information;

In connection with any disclosure pursuant to (ii) or (iv) above, the disclosing Party shall request confidential treatment of any matter to be disclosed.

(b)Upon reasonable request by the Purchaser, the Sellers undertake to, and shall procure that its Affiliates, promptly return, to the extent reasonably practicable, to the Purchaser any Purchaser’s Confidential Information or any data or information relating exclusively to the business of the Company that may be held by the Sellers or their Affiliates after the Closing Date.

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(c)Notwithstanding anything to the contrary in this Agreement, the Parties may make internal announcements in the ordinary course to their respective employees (and, in the case of the Sellers, prior to Closing, to the employees of the Company).

(d)No press release, announcement, communication or circular concerning the existence or subject matter of this Agreement, the other Transaction Documents or the Transaction shall be made or issued by or on behalf of a Seller or any of its Affiliates without the prior written approval of the Purchaser and the Sellers' Agent.

(e)The Confidentiality Agreement shall be terminated at, and subject to, Closing.

11.14Expenses and Taxes

(a)Except where this Agreement provides otherwise, the Parties shall pay their own fees and expenses incidental to the negotiation, preparation and execution of this Agreement and all other Transaction Documents, including attorneys’ and accountants’ and other professional advisors’ fees.

(b)Notwithstanding the foregoing, all stamp duties (droits d'enregistrement) referred to in article 726 of the French General Tax Code payable as a result of the sale and purchase of the Transferred Shares and the Post-Closing Issued Shares shall be borne exclusively by the Purchaser and the Purchaser shall, on a timely basis and in compliance with applicable Laws, perform the related formalities and payments. For the avoidance of doubt, the Purchaser shall pay the registration duties payable in connection with the transfer of the Transferred Shares to the Purchaser pursuant to article 726, I, 1° of the French Tax Code (code général des impôts) on a timely basis in compliance with all applicable Laws. At the request of the Sellers’ Agent, the Purchaser shall provide them with evidence of the payment of such Taxes (including registration duties) and return to each of them a proof of the fulfilment of the relevant formalities (including, with respect to the transfer duties, the confirmatory transfer agreement (acte réitératif) duly stamped by the tax authorities within thirty (30) calendar days from the Closing Date).

(c)For the avoidance of doubt, the Total Consideration represents the consideration agreed among the Parties for the Transferred Shares and the Post-Closing Issued Shares and does not include any costs or expenses, including fees of legal and other counsels, incurred in connection with the negotiation, preparation, execution and implementation of this Agreement which shall be payable in accordance with this Section 11.14.

(d)The Total Consideration shall be exclusive of any amounts of or in respect of VAT and/or registration duties, stamp duties and other Taxes of a similar nature.

11.15Conflict with other Agreements

If there is any conflict between the terms of this Agreement and any other agreement between the Parties, this Agreement shall prevail (as between the Parties to this Agreement and as between any Affiliates of the Sellers and the Purchaser) unless such other agreement expressly states that it overrides this Agreement in the relevant respect.

11.16Interdependent Agreements

Each Party hereby declares that her/his/its consent to enter into this Agreement is not conditional upon the performance of any of the other agreements concluded in the context of the Transaction and irrevocably waives any right it may have, including under article 1186 of the French Civil Code, to claim that this Agreement is null and void due to the disappearance, for any reason, of any other contract necessary for completion of the transactions provided for in this Agreement.

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11.17Governing Law; Dispute Resolution

(a)This Agreement shall be governed by, and construed and enforced in all respects and exclusively in accordance with, the internal laws of France, excluding its conflict of law rules to the extent they would require the application of the laws of another jurisdiction; provided, that, notwithstanding the foregoing, Section 5.3 hereof and the related definitions shall be governed by, and construed and enforced in all respects and exclusively in accordance with, applicable US federal law and the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without regard to the conflict of law provisions of such jurisdiction.

(b)All disputes, controversies or claims arising out of or in connection with this Agreement (including the breach, termination or invalidity of this Agreement) shall be finally settled under the Rules of Arbitration of the International Chambers of Commerce, and (i) the seat of arbitration shall be London, United-Kingdom, (ii) the number of arbitrators shall be three (3), (iii) the language to be used in the arbitral proceedings shall be English, and (iv) any arbitral award shall be final and binding on the parties. Each Parties hereby accepts such exclusive jurisdiction and waives all objections thereto. Notwithstanding the foregoing, the venue for any action taken with respect to Section 5.3 hereof and the related definitions shall be any U.S. state or federal court in New York County in the State of New York.

11.18Electronic signature

The Parties acknowledge and agree that:

(a)the Agreement is entered into in writing in electronic form, in accordance with the terms of article 1366 of the French Civil Code, and signed electronically by means of a reliable identification process implemented by DocuSign, guaranteeing the link between each signature and this Agreement in accordance with the provisions of article 1367 of the French Civil Code;

(b)the Agreement has the same enforceability as a hard-copy written document pursuant to the provisions of article 1366 of the French Civil Code and the Agreement shall be validly invoked to evidence such enforceability;

(c)(x) the requirement of having one original copy of the Agreement per Party shall be deemed to be fulfilled if the Agreement electronically signed is established and stored pursuant to articles 1366 and 1367 of the French Civil Code, and (y) that this process allows each Party to be provided with a copy of the Agreement on a material format or to have access to a copy of the Agreement, pursuant to the provisions of article 1375 of the French Civil Code;

(d)Paris (France) shall be deemed to be the place of signature of the Agreement; and

(e)the Agreement shall take effect on the date of the last signature.

[Remainder of page intentionally left blank]

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[Signature page to the SPA]

/s/ Rabih Chrabieh ______________________ Rabih Chrabieh For himself and on behalf of: [**]	/s/ Ambroise Popper ____________________ Ambroise Popper For himself and on behalf of: [**]

/s/ Mazen Neifer ______________________ Mazen Neifer For himself and on behalf of [**]	/s/ FPCI Emergence Innovation 2 ____________________________ FPCI Emergence Innovation 2 Represented by UI Investissement Itself represented by [**]

/s/ The Faktory Fund Scomm __________________________ The Faktory Fund Scomm Represented by [**]	/s/ EIC Fund ________________________ EIC Fund Represented by Alter Domus Itself represented by [**]

/s/ Deep Tech Labs Data Sciences GP Limited _______________________________________ Deep Tech Labs Data Science GP Limited Represented by [**]

/s/ Nestwave SAS ________________________ Nestwave SAS Represented by Ambroise Popper

/s/ NextNav Inc. ________________________ NextNav Inc. Represented by Ganesh Pattabiraman

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List of Schedules

Schedule AList of Sellers

Schedule BAllocation of the Nestwave securities

Schedule 1.1Definitions

Schedule 1.1(a)Permitted Leakage

Schedule 2.3(c)(viii)Put & Call Option Agreements

Schedule 2.4.1Contingent Amounts

Schedule 2.4.2(a)(i)Cash Amount at Closing

Schedule 2.4.2(a)(ii)Stock Consideration

Schedule 2.4.2(a)(iii)Allocable Percentage

Schedule 3.2Related Party Agreements

Schedule 4.2(b)(i)(A)Resigning persons

Schedule 4.2(b)(i)(B)Resignation letter

Schedule 4.2(f)Confirmatory Transfer Agreement

Schedule 6.1Fundamental Warranties and Infringement Warranty

Schedule 6.2Business Warranties

Schedule 7Purchaser Warranties

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Schedule A

List of Sellers

1.[**], born on [**], in [**], residing at [**];

2.[**], born on [**], in [**], residing at [**];

The Parties 1 and 2 being collectively referred to as the "Managers" and individually as a "Manager";

3.[**], born on [**], in [**], residing at [**];

4.[**], born on [**], in [**], residing at [**];

The Parties 1 to 4 being collectively referred to as the "Key Executives" and individually as a " Key Executive";

5.[**], born on [**], in [**], residing at [**];

6.[**], a société par actions simplifiée whose registered office is located at [**], incorporated in [**]under [**], duly represented;

7.[**], born on [**], in [**], residing at [**];

8.[**], a société à responsabilité limitée whose registered office is located at [**], incorporated in [**] under [**], duly represented;

9.[**], born on [**], in [**], residing at [**];

10.[**], born on [**], in [**], residing at [**];

11.[**], born on [**], in [**], residing at [**];

12.[**], born on [**], in [**], residing at [**];

13.[**], born on [**], in [**], residing at [**];

14.[**], born on [**], in [**], residing at [**];

15.[**], born on [**], in [**], residing at [**];

16.[**], born on [**], in [**], residing at [**];

17.[**], born on [**], in [**], residing at [**];

18.[**], born on [**], in [**], residing at [**];

19.[**], born on [**], in [**], residing at [**];

20.[**], born on [**], in [**], residing at [**];

21.[**], born on [**], in [**], residing at [**];

22.[**], born on [**], in [**], residing at [**];

23.[**], born on [**], in [**], residing at [**];

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24.[**], born on [**], in [**], residing at [**];

25.[**], born on [**], in [**], residing at [**];

26.[**], born on [**], in [**], residing at [**];

27.[**], born on [**], in [**], residing at [**];

28.[**], a private equity fund represented by its management company UI Investissement located at [**] and incorporated in [**] under number [**], duly represented;

29.[**], a [**] incorporated in [**] in the form of a limited partnership whose registered office is located at [**], registered with [**] under number [**], duly represented;

30.[**], an open-ended investment company - reserved alternative investment fund incorporated as a public limited company, having its registered office at [**], incorporated in [**] under number [**], duly represented;

31.[**], a company incorporated under the laws of [**], having its registered office at [**], registered under number [**], duly represented;

The Parties 5 to 31 being collectively referred to as the "Other Sellers" and individually as an "Other Seller", the Other Sellers and the Key Executives being collectively referred to as the "Sellers".

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Schedule B

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Schedule 1.1

Definitions

“Accessory Business” is defined in Section 5.1.

“Accounting Principles” means, with respect to the financial statements of the Company, the generally accepted accounting principles as applicable in France and as consistently applied by the Company.

“Advisers” means (i) Blueprint Partners SARL, 48, rue Montmartre, 75002 Paris, (ii) VOLT Associés AARPI, 49-51 avenue George V, 75008 Paris and (iii) Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022.

“Affiliate” means, in relation to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person; it being agreed that, for the purpose of this definition: (i) with respect to the Sellers, the term “Affiliate” shall not include the Company, (ii) with respect to FPCI Emergence Innovation 2, The Faktory Fund Scomm and EIC Fund, the term “Affiliate” shall exclude any portfolio company, and (iii) with respect to any minority shareholders of the Purchaser, shall mean only such shareholders entities (and not any Person Controlling such shareholders).

“Agreement” means this agreement together with its Schedules.

“Allocable Percentage” means, with respect to a Seller, the percentage of the Total Consideration allocated to this Seller, as indicated in Schedule 2.4.2(a)(iii).

“Allocable Portion” means, with respect to a Seller, the portion of the Total Consideration allocated to this Seller corresponding to the Allocable Percentage of such Seller.

“Anti-Bribery Laws” means, in respect of any Person, the anti-bribery and anti-corruption laws, regulations or ordinances applicable to that Person and its operations, including (i) the anti-bribery provisions under the French Criminal Code, (ii) the anti-bribery legislation promulgated by the European Union and implemented by its member states, (iii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (iii) the United Kingdom Bribery Act 2010 (as amended), and (v) any other legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” means, in respect of any Person, the anti-money laundering-related laws, regulations, and codes of practice applicable to that Person and its operations, including (i) the EU Directive of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, and (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended.

“BPI and EC Grant Programs” means the subsidies granted (i) by Bpifrance Financement through an agreement (not dated) No DOS0097298/00 (maximum amount: €454,900), and (ii) by the European Commission through an agreement dated June 2nd, 2020 No 954072 (maximum amount: €2,108,925).

“Business Day” means a day on which commercial banks are open for business in France and in the United States (other than a Saturday, a Sunday or a public holiday).

“Business Warranties” is defined in Section 6.2.

“Cash Consideration” is defined in Section 2.4.2(a)(i).

“Claim” is defined in Section 8.3.

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“Closing Date” is defined in Section 4.1.

“Closing” is defined in Section 4.1.

“Competing Business” means the activities consisting, as a core business, in geolocation sector (GNSS, LTE/5G and other cellular standards, WIFI, Terrestrial location systems etc.) , WIFI, etc.).

“Contingent Amounts” is defined in Section 2.4.1(i).

“Contract” shall mean any written contract, agreement, obligation, promise, commitment or other undertaking.

“Contributed Shares” means Transferred Shares identified as such in Schedule 2.4.2(a)(ii).

“Control” means the control as defined by article L. 233-3 I and II of the French Commercial Code.

“Confidentiality Agreement” means the confidentiality agreement entered into between NextNav, LLC and the Company on 28 January 2022 as amended by its amendment n°1 dated 17 June 2022.

“Confirmatory Transfer Agreement” is defined in Section 4.2(e)

“Covid-19” means the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2).

“Data Protection Authority” shall mean any authority responsible for enforcing Data Protection Legislation.

“Data Protection Legislation” shall mean all applicable Laws concerning the protection or processing of personal data and privacy in any applicable jurisdiction worldwide, including the European Union's Regulation (EU) 2016/679 (the General Data Protection Regulation), the French Act n°78-17 of 6 January 1978 on Information Technology, Data Files and Civil Liberties, as amended (Loi n° 78-17 du 6 janvier 1978 relative à l'informatique, aux fichiers et aux libertés) and the e-Privacy Directive (2002/58/EC).

“Data Room Documents” means the information and documents of any nature whatsoever made available to the Purchaser, its Affiliates or its advisors from 30 March 2022 to 26 October 2022 in the electronic data room hosted by Sharefile (the "Data Room"), the Q&A and supporting documents of the management presentation(s), and which are contained:

(i)                 on a zip archive using 256-bit encryption with the following hash value:

[**]

(ii)               and in three copies of CD-Roms, a copy of which is being kept by the Purchaser and the Sellers’ Agent.

“Designated Managers” shall include [**] and [**].

“Designated Manager Agreement” mean the agreement to be entered into by and between each Designated Managers and the Company on the Closing Date in a form satisfactory to the Designated Managers.

“Disclosure Letter” means the letter dated on the date hereof provided by the Sellers to the Purchaser setting forth exceptions to the Business Warranties.

“Disclosures” means, together, the Data Room Documents, the Disclosure Letter (except in each case for the Fundamental Warranties and Infringement Warranty), the information contained in the Agreement, its Schedules, appendices and exhibits.

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“Encumbrances” means, with respect to a given asset, any lien (privilège), charge (charge), pledge (nantissement or gage), security interest (sûreté), mortgage (hypothèque), encumbrance, fiducie by way of security, right of retention (droit de retention), easement (servitude), burden or other third party rights restricting the full ownership or transfer of the relevant asset (including any pre-emption right, tag along or drag along right, right of first offer, option (promesse), right to acquire, right of preference or escrow agreement), in each case other than pursuant to this Agreement.

“Entity” means any company, partnership, joint venture, trust, association, economic interest group (groupement d’intérêt économique), organization, enterprise or other entity, whether or not having the legal capacity to contract (personnalité morale), in any jurisdiction.

“Environmental Law” shall mean any Laws, designed to minimize, prevent, punish or remedy the consequences of actions or omissions that damage or threaten the environment or which otherwise relates to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Financial Indebtedness” shall mean without duplication, all principal, accrued interest, penalties (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligation(s)), fees and premiums (a) for borrowed money (including amounts outstanding under overdraft facilities), and (b) evidenced by notes, bonds, debentures or debt security.

“Existing Shareholders’ Agreement” means the shareholders’ agreement and short form shareholders’ agreements entered into between any of the Sellers with respect to the securities issued by Nestwave, as amended from time to time.

“Expiry Date” is defined in Section 8.4.1.

“Fairly Disclosed” means a fact, matter or circumstance that is disclosed in reasonable detail in the Disclosures in such a way as to enable the Purchaser, having regard to its skills and experience in transactions of the nature of the Transaction and assisted by professional advisors to make an assessment of the relevant fact, information, or matter being disclosed, to identify the risk, issue or liability resulting from such fact, matter or circumstance, as well as the nature and extent of the risks associated with such disclosed fact, matter or circumstance.

“Forecasts” is defined in Section 6.3.

“Fundamental Warranties” is defined in Section 6.1.

"General Holdback Amount" means an amount of five hundred thousand dollars US (USD 500,000).

“Governmental Authority” means any supranational, national, federal, state, county, municipal or local government including any subdivision, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality, domestic or foreign, including the European Union.

“Governmental Authorization” shall mean any approval, consent, license, permit, ruling, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under any applicable Laws that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Laws.

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“Government Official” shall mean any official, employee or representative of, or any other person acting in an official capacity for or on behalf of (i) any Governmental Authority, including any entity owned or controlled thereby, (ii) any political party or political candidate, (iii) any public international organisation, or (iv) any candidate for political office.

“Hazardous Substance” shall mean any hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms or their substantial equivalents are used in any applicable Environmental Laws), or any substance or pollution as defined under EU directives.

"Holdback Amounts" means the General Holdback Amount and the RC Holdback Amount.

“Intellectual Property Right” shall mean any intellectual property rights or industrial rights, including any of the following: (i) trademarks and service marks (registered or unregistered), trade dress, and all applications and registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology, computer programs and software (including, inter alia, embedded software, software distributed to clients and third parties), and all applications and patents in any jurisdiction pertaining to the foregoing; (iii) trade secrets, including confidential and other non-public information; (iv) copyrights in writings, designs, mask works or other works, and all applications and registrations in any jurisdiction for the foregoing and all moral rights related thereto; and (v) internet web sites, domain names, and all applications and registrations pertaining thereto.

“Information Technology” shall mean all computer hardware (including peripherals and ancillary equipment and network and telecommunications equipment) and computer software (including networks, websites, databases, applications, embedded software, software distributed to clients and third parties, and open source), and all documents and materials related to it), which at or before the Closing Date are used by the Company and are necessary to continue the Business in the Ordinary Course of Business.

“Infringement Warranty” is defined in Section 6.1.

“Insolvency Proceedings” means any proceeding under Book VI of the French Commercial Code (Livre VI du Code de commerce) relating to companies facing difficulties, namely mandat ad hoc, conciliation, safeguard (including accelerated safeguard and accelerated financial safeguard), receivership (redressement judiciaire) and judicial liquidation, or any other proceedings, with the same intention and/or effects, for the prevention or resolution of business or financial difficulties under applicable Laws.

“Insurance Policies” shall have the meaning ascribed to such term in Article 15(a) of Schedule 6.2.

“Judgment” shall mean any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Key Employees” shall mean such employees of the Company whose gross annual remuneration for year 2022 equals or exceeds EUR 73,000.

“Key Executives’ Knowledge” shall refer to any matter, fact or circumstance of which [**] have or could reasonably be expected to have knowledge or notice after it has made due and careful enquiries.

“Laws” means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil, criminal and administrative law), together with all subordinate legislation and regulations (including any ordinance, order or decree of any Governmental Authority), in force as of the relevant date.

“Leakage” means any of the following payments which occurs after the Locked Box Date, and on or before the Closing Date (and in any event prior to the Closing), in each case excluding any Permitted Leakage:

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(i)	any payment in respect of shareholders’ loans indebtedness, financial obligation, share capital or securities, including dividend (including interim dividend), return of capital (whether by issuance, reduction of capital, redemption or purchase of shares or otherwise) or other distribution of profits or sale, purchase, transfer or disposal of assets, whether in cash or in kind, declared, paid or made by the Company to any Seller or Seller’s Connected Person;
(ii)	any interest paid or agreed to be paid by the Company to any Seller or Seller´s Connected Person;
(iii)	any payment by the Company to, on behalf or for the account of, any Seller or any Seller's Connected Person;
(iv)	any payment of fees and expenses incurred by the Company to any professional advisor appointed by, or acting for, and of, any Seller or any Seller´s Connected Person in connection with the Transaction;
(v)	any Encumbrance made, created or granted over the assets of the Company by any Seller or Seller’s Connected Person;
(vi)	any provision by the Company of any security, indemnity or guarantee for any liability of any of the Sellers or Seller’s Connected Person (other than the Company);
(vii)	any bonus (including but not limited to transaction, retention or exit bonus), fees, expenses or other incentive payment triggered by the Closing Date paid by the Company to any employee, director or corporate officer of the Company or to any Seller or Seller’s Connected Person and any management fee or similar fee paid to any of the Sellers or any Seller’s Connected Person;
(viii)	the revision of the terms of remuneration of any employee of the Company other than in accordance with past practices;
(ix)	the entry into any transaction with any of the Sellers or any Seller’s Connected other than on arm’s length terms;
(x)	any effective Taxes or Social Contributions, charges or costs incurred by the Company as a direct result from a Leakage;
(xi)	any waiver, forgiveness, deferral or release (whether conditional or not) by the Company of any amount owed or due to the Company by any of the Sellers or any Seller´s Connected Person; and
(xii)	any agreement by the Company to take any of the actions referred to above.

“Leased Real Property” shall mean any lease, occupation or otherwise use agreement or in which the Company has an interest in respect of real properties to which the Company is a party as of the date hereof and which is material to the Business and operations of the Company.

“Locked Box Accounts” means the consolidated financial statements (including the consolidated balance sheet and the profit and loss account as well as all notes thereto) of the Company as of the Locked Box Date.

“Locked Box Date” means 31 December 2021 at 00:01 CET.

“Long Stop Date” means 4 November at 23:59 CET or any later date agreed in writing by the Parties.

“Loss” means, in respect of any Person, any damages (dommages) or losses (pertes) including reasonable legal and other professional fees related to such Loss, legally qualifying as foreseeable, direct and definite (prejudice prévisible, direct et certain) under French law and actually suffered by such Person, excluding any damages or losses which are indirect, potential, contingent (éventuels), unpredictable (imprévisibles), incidental, consequential (such as loss of production) or punitive, any loss of profits (manque à gagner), future revenues (perte de revenus futurs), or of opportunity (perte de chance), contract or goodwill.

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"Management Seller" means each Key Executive, and [**] acting as Seller.

“Material Adverse Change” shall mean an Effect that, individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the condition, business, assets or results of operations of the Company; provided, that the term “Material Adverse Change” shall not include any Effect, either alone or in combination, to the extent caused by (a) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates), in each case, in France or anywhere else in the world, (b) events or conditions generally affecting the Company’s industry, (c) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, and (d) pandemics (including COVID-19), earthquakes, hurricanes, tornados or other natural disasters; provided that any such matters shall be included in the term “Material Adverse Change” to the extent (and only to the extent) any such matter has a disproportionate, materially adverse impact on the condition, business, assets or results of operations of the Company, relative to other participants in the industry.

“Material Asset” means an asset owned or leased by the Company included in the consolidated accounts or acquired by the Company since the Locked Box Date that is material or necessary to the Company in order to conduct the Business and operations in the manner in which such Business and operations are being conducted as at the date of this Agreement.

“Material Contract” means (i) the Company’s top four (4) clients’ contracts in term of revenue generated in 2021 and (ii) the Company’s top five (5) suppliers’ contracts in term of expenses generated in 2021.

“Nestwave Shares” is defined in the Recitals.

“Nestwave” is defined in the Recitals.

“Non-Party Affiliates” is defined in Section 9.1.

“Non-Party Individuals” is defined in Section 9.2.

“Notice of Claim” is defined in Section 8.3.

“Parties” is defined in the Preamble of this Agreement.

“Ordinary Course of Business” shall mean the management by the Company of its operations in the normal course of business and consistent with past practices.

“Organizational Documents” shall mean when used with respect to (x) any company (société) or other incorporated Entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company (société) or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and (y) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time.

“Owned Real Property” shall mean any real property (including premises and lands) owned by the Company and which are material to the Business and operations of the Company.

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“Permitted Leakage” shall mean any of the following Leakages:

(i)               any payment by the Company that results from the implementation or performance of any Related Party Agreement, any employment agreement, any services agreement, directors’ or other members' of any committee, board or any equivalent body fee or remuneration or agency contract (contrat de mandat) in the Ordinary Course of Business, and existing as of and disclosed to the Purchaser prior the Agreement (together with reimbursement of reasonable and justified traveling and other reasonable out-of-pocket costs and expenses);

(ii)              any amount or liability incurred or paid or agreed to be paid or payable in connection with any matter undertaken by or on behalf of the Company at the written request or with the written agreement of the Purchaser;

(iii)              any matter to the extent they have been specifically reflected in the Locked Box Accounts; and

(iv)             any matter undertaken by or on behalf of the Company at the written request or with the written consent of the Purchaser;

(v)              any matter as set out in Schedule 1.1(a);

(vi)             any effective Taxes or Social Contributions, charges or costs cost incurred by the Company as a direct result from the matters referred to in (i) to (v) above.

"Pivot Account" means in respect of the Closing payments the bank account opened by the Company in the books of IBANFIRST, 61, rue de Courcelles 75008 Paris, France having the following details: (i) [**] and (ii) [**].

“Person” means a natural person or an Entity.

“Post-Closing Issued Shares Consideration” is defined in Section 2.4.1(a).

“Post-Closing Issued Shares” is defined in the Recitals.

“Proceeding” shall mean any litigation, arbitration, legal mediation, dispute, prosecution, investigation, hearing or other legal proceeding commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Purchaser’s Confidential Information” means all confidential information (excluding any information which was otherwise lawfully in the possession of the Sellers or any of their Affiliates and not subject to any confidentiality provisions prior to its being received or held and any information that is in the public domain) about the Purchaser or any Purchaser’s Group obtained by any of the Sellers or any of their Affiliates.

“Purchaser’s Group” means the Purchaser and its Affiliates which shall include, after the Closing, the Company.

“Purchaser” is defined in the Preamble of this Agreement.

“Purchaser Shares” means all shares issued by the Purchaser in the context of the Transaction.

“Purchaser Share Value” means USD 2.906.

“Put & Call Option Agreements” means the put and call option agreements to be entered into on the Closing Date between each Unexercised Warrant Holders on the one hand and the Purchaser on the other hand, in relation to the Post-Closing Issued Shares, substantially in a form attached as Schedule 2.3(c)(viii).

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"RC Holdback Amount" means an amount equal to one third of the portion of the Cash Amount at Closing attributable to [**].

“Reference Date” means 1st January 2022 at 00:01 CET.

“Registrable Securities” means all Purchaser Shares issued in connection with the Transaction (including pursuant to the Put & Call Option Agreements) that, as of the filing of a Registration Statement, are outstanding and have otherwise not been sold pursuant to Rule 144 or 145 (or any similar provision then in effect) under the Securities Act of 1933, as amended, or otherwise transferred by the Sellers or Unexercised Warrant Holders to a party not subject to this Agreement. For the avoidance of doubt, Purchaser Shares issued in exchange for Post-Closing Issued Shares prior to the filing of a Registration Statement shall be considered Registrable Securities with respect to such Registration Statement and subject to the requirements of Section 5.3, while Purchaser Shares issuable following the exercise of the Unexercised Warrants not otherwise exercised prior to the filing of a Registration Statement shall not be considered Registrable Securities with respect to such Registration Statement.

“Related Party Agreements” means agreements or arrangements between the Company, on the one hand, and the Sellers or any of the Seller’s Connected Person, on the other hand (excluding, however, any employment agreement, agency contract (“contrat de mandat”) and any relation as a result of holding BSPCE or BSA).

“Restricted Territories” means those countries in which the business corresponding to the Competing Business is carried out at the Closing Date.

“Sanctioned Person” means a Person that is (a) the subject of Sanctions, (b) resident in, located in, or organized under the laws of a country or territory which is or has been the subject of country- or territory-wide Sanctions within the last five (5) years (including Cuba, Iran, North Korea, Syria, or the Crimea region), or (c) majority-owned or controlled directly or indirectly by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) France, (v) Her Majesty’s Treasury, or (v) in respect of any Person, any other similar governmental bodies with regulatory authority over that Person and its operations from time to time.

“Seller’s Connected Person” means (i) any Affiliate of a Seller (other than the Company), (ii) any officer or employee of a Seller or of any Affiliate of a Seller (other than the Company), and (iii) in respect of a Seller being a natural Person, such Seller’s spouse, partner within the meaning of the civil partnership (pacte civil de solidarité) and direct descendants.

“Sellers’ Agent” is defined in Section 11.211.2(a).

“Sellers’ Confidential Information” means all confidential information (excluding any information which was otherwise lawfully in the possession of the Purchaser or its Affiliates and not subject to any confidentiality provisions prior to its being received or held, and any information that is in the public domain) about any Seller or its Affiliate (i) obtained by the Purchaser or its Affiliates in connection with the Transaction, or (ii) held by the Company.

“Sellers” is defined in the Preamble of this Agreement.

“Senior Employee” means any employee, director or officer of the Company whose annual gross remuneration (including bonuses) is greater than EUR 73,000.

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“Social Contributions” means any social security and other social contributions imposed, levied, withheld or assessed by any Tax Authority and shall include all fines, penalties and interests relating to any of the foregoing and any fines, penalties and interests resulting from a social security compliance issue.

“Sold Shares”               means the Transferred Shares identified as such in Schedule 2.4.2(a)(i).

“Stock Consideration” has the meaning set forth in Section 2.4.2.

"Strike Price" means the sum of all prices of exercise of the BSPCE, the BSA and the BSA Air exercised immediately prior to Closing.

"Strike Price Release Agreements" means (y) the agreements between certain Sellers and the Company to off-set each such Sellers' portion of the Strike Price and a portion of each such Sellers remuneration due by the Company of the date hereof and (z) the agreements between certain first Sellers to certain other Sellers whereby such other Sellers agreed to pay, on the date hereof, such first Sellers' portion of the Strike Price to exercise their BSPCE, BSA or BSA Air directly to the bank account of the Company.

“Surviving Provisions” means Sections 9 and 11.

“Taxes” means (i) any tax, levy or duty of whatever nature including sales, gross receipts, profits, income, gains, registration, transfer, capital, occupation, property, stamp, customs, value added taxes, levies or duties imposed, levied, withheld or assessed by any Tax Authority (but excluding income taxes paid on behalf of any employee) and shall include all fine, penalties and interest relating to any of the foregoing and any interests, fines, or penalties resulting from a tax compliance issue and (ii) any liability for the payment of any amounts of the type described in (i) above as a result of being a member of the Tax consolidated group or Tax sharing agreements or similar arrangements. “Tax”, “Taxation” and “Taxable” shall be construed accordingly.

“Tax Authority” means any Governmental Authority responsible for the administration, assessment or collection of Taxes or Social Contributions.

“Tax Relief” means any actual loss, relief, allowance, credit, deduction, exemption or set‑off in respect of any Tax or relevant to the computation of any income, profits gains or basis for the purposes of any Tax (excluding, for the avoidance of doubt, creation or increase of carry back and forward Tax losses), or any actual repayment of or actual saving of Tax, in each case directly and exclusively related to the relevant Leakage or Loss, and any reference to the use or set off of a relief shall be construed accordingly.

“Tax Returns” means all reports and returns required to be filed with any Tax Authority with respect to the Taxes of the Company.

“Total Consideration” is defined in Section 2.4.12.4.1(a).

“Transaction Costs” means the Advisers’ fees and expenses borne by the Sellers in respect of the Transaction amounting to EUR 575,000 incl VAT.

“Transaction Documents” means this Agreement and all other agreements and/or deeds entered into or to be entered into in connection with or pursuant to this Agreement.

“Transaction” is defined in the Recitals of this Agreement.

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“Transfer” means, when used with respect to any Purchaser Shares (i) any transfer of rights to subscribe for Purchaser Shares through capitalisation of reserves or preferential subscription rights, and the waiver of such rights, (ii) any transfer with or without consideration, including transfers made by means of judicial public auction or according to a court decision, (iii) any transfer in lieu of payment, or by means of exchange, sharing, loan, forward sale, contribution in kind, partial business contribution (apport partiel d’actif), merger or spin off (whatever the form of the relevant company), (iv) the assignment, pledge, hypothecation, or more generally creation of a lien over the relevant Purchaser Shares, (v) any transfer of beneficial ownership of the Purchaser Shares, under whatever form, including pursuant to a trust (fiducie), the creation of a shadow company (société en participation ou société de fait) or any form of subparticipation arrangements, (vi) any transfer of fractions of the political or economic rights attached to a Purchaser Share (e.g. usufruit, nue propriété, jouissance) and (vii) any commitment, undertaking or promise to do any of the foregoing.

“Transferred Shares Consideration” is defined in Section 2.4.1(a).

“Transferred Shares” is defined in the Recitals.

“Unexercised BSPCE Holders” means the holders of Unexercised BSPCE.

“Unexercised BSPCE” is defined in the Recitals of this Agreement.

“VAT” means value added tax or any other sales or turnover Tax of any relevant jurisdiction.

“Warranties” is defined in Section 6.2.

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Schedule 1.1(a)
Permitted Leakage

  The Company paid in 2022 to [**] his bonus for the year 2021 of [**].

  The Company paid in 2022 to [**] his bonus for the year 2021 of [**].

  The Company paid to [**] an amount of [**] pursuant to her consulting agreement entered into with the Company on 11 May 2021 (as amended by an amendment n°1 dated 1 June 2022) for the period starting from January 2022 to September 2022 (included).

  The Company paid in 2022 to [**] an amount of [**] pursuant to its services agreement entered into with the Company on 26 May 2021.

  Payment of the Strike Price by the Company as a result of the Strike Price Release Agreements.

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Schedule 2.3(c)(viii)
Put & Call Option Agreements

Schedule 2.4.1(i)
Contingent Amounts

*exchange rate fixed at close

BPI Grant Program in respect of the Bpifrance Financement agreement No [**]: up to USD 90,616 (EUR 90,980)

Research tax credit in respect of fiscal year 2022 which the Company will file in 2023 (and estimated at EUR 278,000): up to the amount paid to the Company in respect of such research tax credit multiplied by the number of day from 1st January 2022 until the Closing Date (included) divided by 365

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Schedule 2.4.2(a)(i)

Cash Amount at Closing

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Schedule 2.4.2(a)(ii)

Stock Consideration

49

Schedule 2.4.2(a)(iii)

Allocable Percentage

50

Schedule 3.2
Related Party Agreements

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Schedule 4.2(b)(i)(A)
Resigning persons

52

Schedule 4.2(b)(i)(B)
Resignation letter

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Schedule 6.1

Fundamental Warranties and Infringement Warranty

1.      Organization and Power

(a)             Each Seller, if an Entity, represents and warrants that: (x) it is duly organized and validly existing under the Laws of the jurisdiction in which it is organized, (y) it has all corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and (z) it has been duly authorized by its competent corporate body to execute this Agreement and to consummate the Transaction, and no other corporate action is legally required to authorize the execution of this Agreement or the consummation of the Transaction.

(b)              Each Seller, if a natural person, represents and warrants that: (x) she/he has a full legal capacity and is not subject to any restriction of rights, (y) she/he has the power and authority to enter into this Agreement and to carry out its obligations hereunder and (z) if she/he is married or has entered into a civil partnership (pacte civil de solidarité) (or foreign equivalent), no authorization or consent of such Seller’s spouse or partner is required for the execution and performance by it of this Agreement or the consummation of the Transaction, or any such authorization or consent has been or will be obtained on the Closing Date.

(c)          Each Seller represents and warrants that the Agreement has been duly executed by he, she or it and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

2.      Insolvency

(a)               Each Seller, if an Entity, represents and warrants that:

(i)                it is not insolvent (en état de cessation de paiement), nor subject to (or has filed any request or petition for) any Insolvency Proceedings;

(ii)              it is not subject to any decision of, or request or petition for, dissolution, winding-up or liquidation, nor has made any arrangement with any of its creditors with a view to a suspension of payments (including a grace period) or, more generally, a restructuring of any of its indebtedness.

(b)            Each Seller, if a natural person, represents and warrants that she/he (x) is not subject to any personal bankruptcy or similar procedure applicable to individuals and (y) she/he has not taken any step with a view to a suspension of payments or a moratorium of any indebtedness or made any voluntary arrangement with any of her/his creditors.

3.      No Conflict

The execution or the performance of this Agreement, or the consummation of the Transaction by each Seller shall not violate or conflict with (i) any provision of its articles of association (statuts), (ii) any agreement to which such Seller is a party, (iii) any applicable Law, (iv) any order, judgment or ruling of any Governmental Authority or court or arbitral tribunal applicable to such Seller or by which such Seller or any of its assets or properties are bound, the effect of which would impair the ability of such Seller to perform its obligations pursuant to this Agreement and consummate the Transaction.

4.      Governmental consents

No prior consent, approval or authorization of any Governmental Authority is required to be obtained by each Seller in connection with the execution and performance of this Agreement or the consummation of the Transaction.

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5.      Ownership of the Transferred Shares

Each Seller shall be, on the Closing Date, the sole lawful owner of the number of Transferred Shares, or as the case may be the Unexercised BSPCE, indicated opposite its/her/his name in Schedule B, that are validly issued and fully paid-up, free and clear of any Encumbrances and not subject to any proceedings concerning the title of such Seller thereto.

6.      The Company

(a)               The Company up is duly organized and validly existing under applicable Laws.

(b)             The Company is not insolvent (en état de cessation de paiement), nor (i) subject to (or has filed any request or petition for) any Insolvency Proceedings (ii) subject to any decision of, or request or petition for, dissolution, winding-up or liquidation, nor has made any arrangement with any of its creditors with a view to a suspension of payments (including a grace period) or, more generally, a restructuring of any of its indebtedness.

(c)            The securities as set out in Schedule B represent all the securities issued by the Company and giving access, immediately or in the future, to the share capital and/or the voting rights of the Company and there exists no other options or other rights giving access, immediately or in the future, to the share capital and/or the voting rights of the Company.

7.      Intellectual Property

(a)            Appendix 7(a) sets forth a correct and complete list of all Intellectual Property Rights owned, in whole or in part as, by the Company which are material to the Business of the Company.

(b)            Appendix 7(b) sets forth a list of all Contracts entered into by and between the Company on the one hand and any third party on the other hand and pursuant to which the Company uses or has the right to use any Intellectual Property Right owned by a third party which is material to the Business of the Company.

(c)            Save as a result of a breach of article 7(e) (if any), the Company has full and exclusive ownership to the Intellectual Property Rights indicated in Appendix 7(a) as being owned by it, free and clear of any Encumbrances and has a valid right to use all Intellectual Property Rights identified in Appendix 7(b).

(d)             All registration or application fees necessary to maintain the Intellectual Property Rights indicated in Appendix 7(a) have been paid, all necessary renewal applications have been filed and all other steps necessary for maintenance have been taken, other than such fees, renewal applications and steps the failure of which to pay, file or take would not, in the aggregate, materially adversely affect the value or use of such Intellectual Property Rights.

(e)             The conduct of its Business by the Company does not infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by a third party.

(f)           No Proceeding is pending and notified to the Company wherein the Company is alleged (x) to have infringed or otherwise violated any Intellectual Property Right (whether registered or not) owned by any third party, or (y) to have breached any material provision of any Contract listed in Appendix 7(b), and no claim to such effect, which remains outstanding, has been threatened in writing against the Company.

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(g)          Since the date which is three (3) years prior to the date of this Agreement, the Company (x) has not made any written claim against any Person asserting that such Person infringes, misappropriates or otherwise violates any of the Intellectual Property Rights indicated in Appendix 7(a) or Appendix 7(b) nor (y) has received any written claim from any Person asserting that the Company infringes, misappropriates or otherwise violates any of Intellectual Property Rights owned by a third party.

(h)           The Intellectual Property Rights identified on Appendix 7(a) and Appendix 7(b) constitute all the Intellectual Property Rights which are reasonably necessary to enable the Company (i) to conduct their respective businesses and operations in the manner such businesses and operations are being conducted as of the date of this Agreement and (ii) to bring legal proceedings in case of infringement or otherwise violation of any Intellectual Property Right (whether registered or not) by any third party.

(i)             Each existing or former employee, officer (mandataire) and consultant of the Company who has created Intellectual Property Rights for or on behalf of the Company has entered into valid legally binding agreements with the Company pursuant to which such person expressly agrees that all Intellectual Property Rights created by him/her/it in the course of his/her/its engagement by the Company will be owned exclusively by the Company (to the extent that such Intellectual Property Rights are not already owned by the Company by operation of Laws).

8.      BPI and EC Grant Programs

(a)            No suspension or cancellation of BPI and EC Grant Programs is pending or has been threatened. Each grant in connection with BPI and EC Grant Programs is valid and in full force and effect, and the Company is and always has been in compliance with the terms, conditions and requirements of each grant.

(b)              The Company has never received any written notice or other communication from any Governmental Entity regarding: (i) any actual or possible violation of or failure to comply with any term, condition or requirement of any grant; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any grant.

(c)        No event has occurred, and no circumstance or condition exists, that may give rise to or provide a basis for the assertion of a claim by any Governmental Entity regarding any grant or any related projects in which the Company has participated.

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Appendices to Schedule 6.1 - Fundamental Warranties and Infringement Warranty

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Appendix 7(a)
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Appendix 7(b)
Left blank intentionally
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Schedule 6.2

Business Warranties

1.      Books and Records

(a)	The constitutional documents in the Data Room are true and accurate copies of the constitutional documents of the Company and there have not been and are not any breaches by the Company of their respective constitutional documents which would have a material adverse effect on the Business of the Company.
(b)	The books and records have been maintained in accordance with requirements of applicable Laws are accurate, up-to-date and complete in all material respects. Since the date which is three years prior to the date of this Agreement, the Company has not received notice in writing from an Authority or any other Person asserting that any of the books and records are incorrect or require rectification. The Company’s accounting records are in its possession or under its control.
(c)	All filings, publications, registrations and other formalities required by applicable Laws to be delivered or made by the Company to the company registries in each relevant jurisdiction have been duly delivered or made on a timely basis.
(d)	The shares in the Company comprise the whole of the issued and allotted share capital of the Company, have been properly and validly issued and allotted and each are fully paid.
(e)	Other than the Sellers, no person (i) has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of the Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption); and (ii) holds any direct or indirect interest of any type whatsoever in the Company and there are no rights to create or transfer such an interest.

2.      Financial Statements

(a)	The Financial Statements were prepared in accordance with applicable Laws and the Accounting Principles applied on a basis consistent with, and following the procedures, policies and methods employed in preparing, the audited consolidated financial statements of the Company, for the fiscal years ended 31 December 2019, 31 December 2020 and 31 December 2021. The Financial Statements have been duly certified without reserve by the statutory auditors (if any) and duly approved by the relevant corporate bodies, in accordance with applicable Laws.

(b)	The Financial Statements:
	(i)	are complete and correct and give a true and fair view of the state of affairs, assets and liabilities and financial position, as well as the results of operations (profits or losses) as of such date and for the period then ended;
	(ii)	have not been affected by any change in the basis or policies of accounting other than any such change required by reason of a concurrent change in the Accounting Principles or by any unusual or non-recurring items or transactions not on an arm’s length basis.
(c)	The Company has not given any guarantees (including any "garanties", "avals", "cautions" or "lettres de confort", indemnity or similar assurance against loss) for any third party obligations or has any other off-balance sheet items (engagements hors bilan) or any other liabilities which are not fully reflected or provisioned in the Financial Statements.

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(d)	Except for leased assets, all assets, tangible and intangible, reflected in the Financial Statements are owned by the Company with full legal title as at the last date of the time period covered by the relevant accounts except as expressly stated therein and are clear from any Encumbrance as at such date except as expressly stated in the relevant accounts.

3.      Finance

(a)	Details of all outstanding Financial Indebtedness owing to a third party (including loans, bonds and hedging instruments) outstanding or available to the Company are given in the Disclosed Information. The Company is in compliance with such financial facilities in accordance with their terms.
(b)	The total Financial Indebtedness of the Company does not exceed its facilities with its bankers or any limitations on the borrowing powers contained in the articles of association or other constitutional or corporate documents of the Company, or in any debenture or other deed or document binding on the Company.
(c)	The Company has not any outstanding loan capital, or has lent any money that has not been repaid, and there are no Financial Indebtedness owing to the Company other than Financial Indebtedness that have arisen in the Ordinary Course of Business since the Locked Box Date, none of which exceed EUR 5,000.
(d)	The Company has not factored or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Financial Statements or waived any right of set-off it may have against any third party.
(e)	No Financial Indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the Financial Indebtedness having been reached or otherwise.
(f)	The Transaction will not result in:
(i) termination of or a material effect on any financial agreement or arrangement to which the Company, is a party or subject; or
(ii) any Financial Indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.
(g)	The Company has not entered into any agreement for deferred or conditional payments (including warranties given in connection with the acquisition or transfer of any securities or other assets), other than in the Ordinary Course of Business.

4.      Accounts Receivable – Stocks

(a)	All outstanding invoices included in the accounts receivable caption of the Company (i) relate to its business, (ii) have arisen from bona fide transactions in the Ordinary Course of Business, and (iii) represent valid obligations in accordance with Accounting Principles in amounts not less than the amount thereof, without any counterclaims or set offs, subject to reserves therefor as reflected in the Financial Statements.

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(b)	The Company owns all stocks and inventories (including pursuant to multi-year licenses) inventoried in their respective books, free and clear from any Encumbrances. All stocks and inventories owned by the Company (including pursuant to multi-year licenses) as at the Closing Date are not obsolete in any material respect and are tradable in the Ordinary Course of Business subject to reserves therefor as reflected in the Financial Statements.

5.      Locked Box Accounts; Conduct of business

(a)	A true and complete copy of the Locked Box Accounts has been made available to the Purchaser.
(b)	The Locked Box Accounts have been prepared in accordance with the Accounting Principles.
(c)	The Locked Box Accounts give a true and fair view (donnent une image fidèle) of the assets, financial conditions, liabilities and the results of the operations of the Company on a consolidated basis in all material respects as at the Locked Box Date.
(d)	Since the Reference Date, the Company (i) has conducted its Business and operations in the Ordinary Course of Business in the same manner as theretofore conducted and (ii) has not taken or committed any of the decisions or actions listed in Section 3.1.1.
(e)	Since the Reference Date, there has not been any material loss, damage or destruction to, or any material interruption in the use of the Company's assets (whether or not covered by insurance) and there has not been any Material Adverse Change, and, to the Key Executives’ Knowledge, no change, effect, event or occurrence exists or has occurred that will, or that could reasonably be expected to, result in a Material Adverse Change.

6.      Tax Matters

(a)	The Company has complied with all Laws relating to the determination, payment or collection of Taxes in each jurisdiction where it conducts business or exercises any other activity, and all Tax Returns required by applicable Laws to have been filed by or on behalf of the Company with any Authority have been filed in a timely manner or requests for extension to file such Tax Returns have been filed or granted and have not expired. Each material Tax Return is true, correct and complete and correctly reflected the Tax liabilities and all other information required to be reported thereon.
(b)	All Taxes required to be paid by any of the Company on account of the relevant tax periods, have either been paid or are fully provisioned and reflected as a liability and reserved against in the Financial Statements in accordance with the Accounting Principles, other than Taxes that are being contested in good faith.
(c)	All Taxes that have become due and payable by Company have been timely paid (or withheld or collected and paid over to the appropriate Authority).
(d)	The Company has under no liability to pay any penalty or outstanding interest in connection with any claim for Tax.
(e)	There are no pending audits, investigations or other Proceedings relating to the assessment or collection of Taxes for which the Company may be liable, and no claim for assessment or collection of Taxes relating to the Company that is or may become payable has been notified in writing to the Company by any Tax Authority.
(f)	The Company is not party to or bound by or benefit from any Tax ruling, rescrit or agreement with any Tax Authority. The Company does not benefit from any favorable Tax treatment depending on its undertakings. The Company is not bound by any undertaking in connection with any Tax Laws to retain ownership of any shares or other securities of any Entity or any other asset for any period of time.
(g)	All Taxes that the Company is required by Laws to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, have been duly withheld or collected. To the extent required by applicable Laws, all such amounts have been paid over to the proper Governmental Authority or, to the extent not yet due and payable, have been provided for in the Financial Statements if due for the relevant tax periods.

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(h)	The consummation of the Transaction will not as such trigger a change in the Tax status or regime or the loss of a favorable Tax regime applicable to Company, nor any variable transfer Tax other than the French transfer Tax provided for by article 726.I.1° of the French Tax Code general des impôts.
(i)	The Company has full availability of the information (including records, invoices and transfer pricing documentation) normally required to enable it and/or its officers, employees or representatives to compute and justify its liability for Taxes insofar as it depends on any transaction occurring on or before the date of this Agreement.
(j)	The Company has not requested an extension of time within which to file any Tax Return which has not since been filed on the date of this Agreement.
(k)	The Company has not any liability for any Taxes of any person other than itself in any manner except as a result of applicable Laws.
(l)	All transactions between any of the Company, on the one hand, and the Sellers or their Affiliates, on the other hand, have been effected on terms and conditions which were no less favorable to the Company than would have been obtained in arms’ length transactions with independent third parties.
(m)	The interest paid by the Company on the shareholders’ loan are fully deductible for tax purposes.

7.      Subsidies

Other than BPI and EC Grant Programs, since the date which is three years prior to the date of this Agreement, the Company does not benefit from or is not party to, or has not benefited from or been a party to, any material subsidy, aid, grant program, loan at a preferential rate or on preferential terms, special contract or lease or similar benefit made available (including by way of guaranty or other assurance) by a Governmental Authority.

8.      Real Property

(a)	The Company does not own any Owned Real Property.
(b)	Exhibit 8(b) sets forth a complete list of all the Leased Real Property:
	(i)	assuming valid title in the lessor of such real property, the Company has the right to occupy and use all real property shown on such Exhibit as leased by it and to the Key Executives’ Knowledge there are no circumstances which would entitle or require any landlord, property owner or any other person (as applicable) to exercise any powers of entry or right to forfeiture or right to take possession or which would otherwise restrict or terminate the continued sole and exclusive occupation of the Leased Real Property under the terms of the lease agreement by the Company;
	(ii)	each lease agreement is in full force and effect, and is a legal, valid and binding agreement of the Company which is a party to such lease agreement, enforceable in accordance with its terms and the Company has paid all rents or any other amounts due under each Leased Real Property.

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(iii)	no party to any such lease of real property has given the Company written notice of: (i) any material increase after the date hereof in rent or charges, other than an increase in accordance with the terms of such lease or applicable Laws; (ii) any non-renewal of occupancy after the date hereof; (iii) any material variation or termination after the date hereof of any such lease; or (iv) any claim with respect to any breach or default under any such lease, the consequences of which, individually or in the aggregate, might reasonably be expected to result in the termination after the date hereof by the lessor of such lease; and
(iv)	no consent to the consummation of the Transaction is required from the lessor of any such real property.
(v)	there are no notices or, to the Key Executives’ Knowledge, threat of or outstanding actions, disputes, claims or demands between the Sellers and any third party which have had or may have a material adverse effect on the use of the Leased Real Property;
(vi)	to the Key Executives’ Knowledge, no development at the Leased Real Property or use of the Leased Real Property has been undertaken in breach of any planning legislation applicable to the jurisdiction in which the Leased Real Property is situated; and
(vii)	to the Key Executives’ Knowledge, the planning consents and permissions affecting the Leased Real Property are either unconditional or are subject only to conditions which are neither unusual, personal nor temporary and which have been substantially satisfied or substantially observed and performed up to the date of this Agreement.

9.      Personal Property

(a)	The Company has good title to (free and clear of all Encumbrances), or holds by valid and existing lease or license, all the Material Assets and are, where capable of possession, in the possession or under the control of the Company.
(b)	Neither the Sellers nor any of their Affiliates owns or has any rights in or to any of the Material Assets.
(c)	All such assets are in reasonably good maintenance within the standards applicable to the industry of the Business, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the Ordinary Course of Business.
(d)	The going concern of the Company is free and clear of any Encumbrances. The Company is not a party to any Contract or other arrangement granting, or purporting to grant, to any third party any Encumbrance on its going concern.

10.  Compliance with Laws

(a)	To the Key Executives’ Knowledge, the operations of the Company are and have been conducted in accordance with all material applicable Laws (including Anti-Bribery Laws, Anti-Money Laundering Laws and applicable Sanctions) and Judgments.
(b)	Since 1st January 2020, the Company has not received notice, which remains outstanding, of any violation by the Company of any Laws or of any default with respect to any Judgment applicable to the Company. To the Key Executives’ Knowledge, there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or, anticipated against the Company.

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(c)	For the past six years prior to the date of this Agreement, none of the Sellers, the Company nor any Person acting on behalf of any of them has:
	(i)	made, given, authorized or offered, or promised to make, give, authorize or offer any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of any Governmental Authority or to any Government Official (or to another person at the request or with the assent or acquiescence of such Government Official), or any other natural or legal person, in order to assist the Company in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage;
	(ii)	requested, been promised or accepted any unlawful payment or benefit to any such Government Official;
	(iii)	established or maintained for purposes of any such unlawful payment or benefit any funds or assets that have not been properly recorded in the books and records of the Company; or
	(iv)	breached any provision of any Anti-Bribery Laws or Anti-Money Laundering Laws of any jurisdiction and applicable Sanctions and is not knowingly engaged in any activity that would reasonably be expected to result in them being designated as a Sanctioned Person;
(d)	There are no unlawful pending orders of sale for products or services provided by the Company to be, directly or indirectly, sold to or performed on behalf of, or exported, re-exported or retransferred to, any country subject of Sanctions or Sanctioned Person. The Company has not, directly or indirectly, unlawfully been selling products or providing services, or importing, exporting or re-exporting, transferring or retransferring the same from or to any country or Person who is subject to any such Laws.

11.  Antitrust

The Company is, and at all times has been, in full compliance with applicable antitrust Laws and competition rules including in particular rules relating to anticompetitive practices and the Company has never entered into any agreement, arrangement or understanding (whether formal or informal, oral or in writing) with the purpose or effect of restricting or distorting competition, including by directly or indirectly fixing purchase or selling prices or any other trading conditions.

12.  Permits

(a)	The Company has all Governmental Authorizations required for the conduct of its business, and all such Governmental Authorizations have been validly obtained and are in full force and effect. The Company is in compliance with all of the terms and requirements of each Governmental Authorization which it holds.
(b)	None of such Governmental Authorizations may be terminated by the relevant Governmental Authority as a result of the consummation of the Transaction. No event has occurred or no circumstance exists that may (with or without notice or lapse of time, or both) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization held by the Company, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization held by the Company.
(c)	The Company has not received any notice or other communication from any Governmental Authority or other Person regarding: (i) any violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization.

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(d)               All applications required to have been filed for the renewal of the Governmental Authorizations held by the Company have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings or payments required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities.

13.  Environmental Matters

(a)	The operations of the Company are conducted, in all material respects, in accordance with all applicable Environmental Laws.
(b)	The Company has not received written notice, which remains outstanding, from any Governmental Authority of any violation of any Environmental Law.
(c)	All Governmental Authorizations required to be obtained by the Company under the Environmental Laws in order to conduct its business have been obtained. The Company has not been engaged in any Proceedings concerning Environmental Law or Hazardous Substances.
(d)	No event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may give rise to the obligation on the part of the Company to undertake, or to bear all or any portion of the costs of, any remedial action.

14.  Material Contracts

(a)	Exhibit 14 sets forth a list of all the Material Contracts to which the Company is a party as of the date of this Agreement.
(b)	Each Material Contract is in full force and effect, and is a legal, valid and binding agreement of the Company which is a party thereto, enforceable in accordance with its terms and has been entered into in compliance with Laws.
(c)	The Company and the relevant other party thereto have at all times complied with their obligations under any Material Contract and the Company is not in default of any obligation under any Material Contract. Neither any third party, nor the Company has sought in writing to invalidate or terminate any such Material Contract. No event has occurred with respect to the Company which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of imposition of any Encumbrance, prepayment or acceleration under any such Material Contract.
(d)	None of the Material Contracts may be terminated or amended or varied by the other party thereto pursuant to the express terms of such Material Contract as a result of the consummation of the Transaction (including the resulting change of control).
(e)	Neither entering into, nor compliance with, nor completion of this Agreement and any other documents relating to the Transaction will, or is likely to: (i) cause the Company to lose the benefit of any right or privilege it presently enjoys; (ii) cause any person who normally does business with or gives credit to the Company not to continue to do so on the same basis; or (iii) result in a material breach of, or give any third party a right to terminate or vary, or result in any Encumbrance under, in each case referred to in (i), (ii) and (iii), any Material Contract.
(f)	The Company is not party to or subject to any Material Contract which is not in the ordinary and usual course of business or is not wholly on an arm’s length basis.

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15.  Insurance

(a)	The Data Room sets forth a list of all insurance policies that shall survive the Closing (the “Insurance Policies”).
(b)	All such Insurance Policies are in full force and effect and will not automatically terminate or lapse solely by reason of the consummation of the Transaction.
(c)	The Company has not received written notice that it is in default under any such Insurance Policies, which default remains unremedied, and all premiums under such Insurance Policies have been duly paid when due.
(d)	There has been no breach of the terms, conditions and warranties of any of the Insurance Policies that would entitle the insurer to decline to pay all or any part of any claim made under the policies or to terminate any policy.
(e)	The Insurance Policies provide adequate indemnity in respect of the to cover against liabilities normally insured (including accident, physical loss or damage, third party liability, product liability, environmental liability) against by a Person carrying on the same type of Business.
(f)	No insurance claim under any Insurance Policy is outstanding.

16.  Employment Matters

(a)	Exhibit 16 sets forth a correct and complete list (on an anonymous basis) of all the Key Employees, with for each Key Employee the gross amount of his yearly fixed and variable compensation.
(b)	There are no Contracts, plans or other arrangements relating to any of the Key Employees and by which the Company is bound which contain any "change of control" provisions.
(c)	Since the date which is three years prior to the date of this Agreement, the Company has not paid or agreed to pay any bonus or made or agreed to make any increase in the rate of wages, salaries or other remuneration of any of (x) the Key Employees, or (y) its employees generally, as a group, unless required by applicable Laws or collective bargaining and employment agreements or resulting from normal periodic performance reviews and related compensation and benefit increases carried out in the Ordinary Course of Business and in line with past practice.
(d)	Except as imposed by applicable Laws and applicable collective bargaining agreements, the Company is not bound by, sponsors or maintains any (i) severance agreements or other Contracts providing for compensation of employees of , (ii) bonus or profit sharing plans or arrangements, (iii) company savings plans or arrangements, (iv) stock purchase or stock option plans or arrangements, (v) pension or retirement plans or arrangements, or (vi) other employee funds or similar employee benefit plans or arrangements providing benefits of economic value to employees, which are more favorable to its employees than any mandatory plan, arrangement or fund provided by applicable labor Laws or applicable collective bargaining agreements.
(e)	The Company is in compliance with (i) all applicable Laws relating to employment, employment practices, working time, remuneration, terms and conditions of employment and employees representative bodies (including the setting-up, operating regulations and election regulations of any employees representative bodies such as the employees delegates (délégués du personnel), the work council (comité social et économique) or economic and social unit (unité économique et sociale)), (ii) the terms of all applicable collective bargaining agreements, including the payment, when due, of all social security charges and other Taxes payable in respect of its employees, and there are no pending claims or Proceedings against the Company alleging or asserting otherwise, and (iii) any requirement pursuant to applicable Laws to notify or consult with employee representative bodies of the Company in connection with the. The Company has duly and timely fulfilled all payment obligations to its employees.

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(f)	The Company is not bound by an obligation to pay any amount to any of its employees, officer (mandataire) or consultant as a result of the consummation of the Transaction.
(g)	There is no Proceeding pending or, to the Key Executives’ Knowledge, threatened in writing against the Company involving a claim or dispute (in particular in relation to working time, overtime, payment of variable remuneration) by or in respect of any employee or former employee or collective litigation.
(h)	There are no pending or, to the Key Executives’ Knowledge, threatened material Proceedings instituted by the Labor Administration (Inspection du Travail or DIRECCTE), the Social Security Administration (URSSAF), any Authority or any other public or private body or institution competent for labor and social security Laws, involving the Company and any of its present or former employees. There are no outstanding liabilities or obligations for the Company as a result of any previous investigation, enquiry or inspection related thereto.
(i)	None of the Key Employees has given or received written notice to terminate his or her employment.
(j)	The Company has not given any undertaking in the context of a redundancy plan and the Company has not implemented any collective dismissal, any redundancy plan or any voluntary redundancy plan for the past five years prior to the date of this Agreement.
(k)	The Company has duly and in a timely manner paid all applicable social security contributions, including those to any pension fund, medical care insurance and contingency plans in force. There are no material outstanding or unpaid employer contributions with respect to these schemes, and the Company has complied with its obligations under these schemes. There is no dispute, claim, action, proceeding, demand or complaint pending or threatened in writing in respect of social security obligations, involving the Company.
(l)	No strikes or other forms of social unrest are on-going or imminent in the Company and there have been no material strikes or other forms of social unrest in the last two (2) years.
(m)	The Company are not carrying out, or have not carried out over the past five (5) years, collective redundancies (licenciement collectif). The Company has no outstanding obligations or undertakings under any collective redundancy exercise or social plan, redundancy or severance payments or reinstatement obligations.
(n)	The Company has complied with all obligations in relation to mandatory negotiations (annual, triennial), and have put in place the company-wide agreements or action plans in accordance with the Laws and collective agreements.
(o)	No health and safety incidences have occurred over the last three (3) years within the Company.

17.  Sufficiency of Assets

The Company collectively owns, leases or has the right to use all of the properties and assets, and is a party to all licenses and other contracts, which are (i) necessary to conduct its Businesses and operations in the manner in which such businesses and operations have been, are being and are contemplated to be conducted; and presently being used or held for use in connection with the businesses and operations of the Company. The Sellers do not own nor have any rights in or to any of the such assets.

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18.  Data Protection

(a)	Since the Reference Date, (i) the Company has not received written notice from a Data Protection Authority, which remains outstanding, of any material breach of the Data Protection Legislation by the Company, (ii) no material breach of the Data Protection Legislation has been identified by the Company and (iii) the Company complies with all applicable Data Protection Legislation in all material respects.
(b)	Since the Reference Date, the Company has not received a written complaint or objection from an individual in respect of the collection or use of its personal data under the Data Protection Legislation.

19.  Information Technology

(a)	Appendix 19 sets forth a correct and complete list of all Information Technology owned, in whole or in part as, by the Company which are material to the Business of the Company
(b)	The Company has full title to the Information Technology indicated in Appendix 19, without any Encumbrances, and, with respect to Information Technology other than the owned Information Technology, entered into valid licenses, including open source software licenses. The Company has the benefit of appropriate arrangements for the use, maintenance and support of their Information Technology.
(c)	The Company is not involved in any material disputes in relation to its Information Technology or under any of the material agreements required to use, support, maintain and/or develop all material components of the Information Technology (including all licenses and/or maintenance and support agreements in respect of Third Party software) to which the Company is a party.
(d)	The Company has not licensed any of the Information Technology owned or used by it to any Person on an exclusive basis.
(e)	The Company does not use any open-source software or any other Intellectual Property Right (including any open source codes) which has been developed by any Person without a valid license. The Company has not developed any software by using one or several open source codes linked to a contaminant license without complying with the terms of the used open source code license in all material respects and the Company has used its reasonable efforts to apply procedures with respect to open source codes to prevent risks of exposure in the future and disclosure to third parties of confidential information on the Company’s Intellectual Property Rights.
(f)	There have been (i) no breakdowns of the Information Technology which have had (or are having) a material adverse effect on the business of the Company and (ii) no security breaches affecting any Information Technology or any unauthorised disclosures of data which, in either case, have had (or are having) a material adverse effect on the business of the Company.
(g)	All material agreements relating to the Information Technology are provided under written contracts with the Company, true copies of which have been Fairly Disclosed in the Data Room. In relation to each such contract:

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(i)              it is in full force and effect, no notice having been given by either side to terminate it;

(ii)             neither entering into, nor compliance with, nor completion of this Agreement will entitle a party to terminate it, vary it and/or make a claim; and

(iii)            no disputes have arisen and the obligations of the parties thereto have been fully complied with.

20.  Potential Conflicts of Interest

(a)               Neither the Sellers and/or their Affiliates and/or their respective general partners, directors, employees and legal representatives:

(i)               are a party to (or has any direct or indirect adverse financial interest in) any contract with, or has any claim or right (including as a creditor) against, the Company;

(ii)          is a director, officer or employee of or consultant to, or owns, directly or indirectly, any interest in any Person which: (x) is engaged in business as, a customer, lessor, lessee, sales agent or supplier of the Company; or (y) competes with or is engaged in any business of the kind being conducted presently by the Company.

21.  Litigation

(a)          The Company, or any of its respective directors, officers or Key Employees or any persons for whom it is vicariously liable or any persons who perform services for or on behalf of the Company:

(b)               Since 1st January 2020, the Company:

(i)           is not or has not been engaged in any litigation, administrative, mediation or arbitration proceedings or other Proceedings or hearings before any Authority (except for debt collection in the Ordinary Course of Business);

(ii)           to the Key Executives’ Knowledge, is not or has not been the subject of any investigation, inquiry or enforcement Proceedings by any Authority; or

(iii)       is not subject to any injunction, judgment or any arbitral decision or award, all to which the Company is party, which restricts the Company’s present or planned operations or has a negative effect on the Company’s reputation, and no such Proceedings, investigations or inquiries have been threatened or are pending and, to the Key Executives’ Knowledge, there are no circumstances likely to give rise to any such Proceedings, investigations or inquiries.

(c)           The Company is not affected by any existing or pending judgments or rulings and the Company has not given any undertakings arising from legal Proceedings to an Authority or other Third Party.

22.  Purchaser Shares

(a)            Each Seller represents that he or she (i) is acquiring the Purchaser Shares for investment and for such Seller ’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof and (ii) has such knowledge and experience in financial and business matters so that such Seller is capable of evaluating the merits and risks of its investment in Purchaser or has retained an attorney, accountant, financial advisor or consultant as such Seller’s purchaser representative. Each Seller represents that he or she has received all the information it considers necessary or appropriate for deciding whether to acquire the Purchaser Shares. Except for the representations and warranties set forth in Schedule 7, each Seller is not relying on any statements or representations of Purchaser or its agents or representatives for legal or investment advice with respect to the acquisition of the Purchaser Shares.

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(b)         Each Seller further represents that unless such Seller has notified the Purchaser in writing otherwise, such Seller is not subject to any conviction, order, injunction, judgment, decree, suspension, expulsion, bar, investigation or any other event as described in Rule 506(d)(1) of Regulation D promulgated under the Securities Act, to the extent Rule 506(d) is applicable to such Seller.

23.  Full Disclosure

The Sellers do not hold any piece of undisclosed information, which to the Key Executives’ Knowledge on its own or together with other pieces of information, could have been material to the Purchaser in its assessment of the Transaction.

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Schedule 7
Purchaser Warranties

1.      Organization and Power

(a)	The Purchaser represents and warrants that: (x) it is duly organized and validly existing under the Laws of the jurisdiction in which it is organized, (y) it has all corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and (z) it has been duly authorized by its competent corporate body to execute this Agreement and to consummate the Transaction, and no other corporate action is legally required to authorize the execution of this Agreement or the consummation of the Transaction.
(b)	The Purchaser represents and warrants that the Agreement has been duly executed by he, she or it and constitutes a legal, valid and binding obligation, enforceable in accordance with its terms.

2.      Insolvency

The Purchaser represents and warrants that (i) it is not insolvent (en état de cessation de paiement), nor subject to (or has filed any request or petition for) any Insolvency Proceedings (ii) and it is not subject to any decision of, or request or petition for, dissolution, winding-up or liquidation, nor has made any arrangement with any of its creditors with a view to a suspension of payments (including a grace period) or, more generally, a restructuring of any of its indebtedness.

3.      No Conflict

The execution or the performance of this Agreement, or the consummation of the Transaction by the Purchaser shall not violate or conflict with (i) any provision of its articles of association (statuts), (ii) any agreement to the Purchaser is a party, (iii) any applicable Law, (iv) any order, judgment or ruling of any Governmental Authority or court or arbitral tribunal applicable to the Purchaser or by the Purchaser or any of its assets or properties are bound, the effect of which would impair the ability of the Purchaser to perform its obligations pursuant to this Agreement and consummate the Transaction.

4.      Governmental consents

No prior consent, approval or authorization of any Governmental Authority is required to be obtained by the Purchaser in connection with the execution and performance of this Agreement or the consummation of the Transaction.

5.      Purchaser Shares

(a)            The Purchaser Shares are duly authorized and, when issued and paid for in accordance with this Agreement will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances, other than transfer restrictions contained in this Agreement and under applicable securities Laws.

(b)          The issuance of the Purchaser Shares pursuant to this Agreement will not be integrated with the issuance of any other equity interest under the Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder, in either case so as to subject such offering, issuance, or sale of the Purchaser Shares pursuant to this Agreement to the registration provisions of the Securities Act of 1933, as amended. Assuming the accuracy of the representations made by the Sellers in this Agreement, the offer, sale, and issuance of the Purchaser Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act of 1933, as amended, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

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(c)            As of the date of this Agreement and the date of issuance of any Purchaser Shares in reliance on Regulation D promulgated under the Securities Act (“Regulation D”), no events relating to the Purchaser, any affiliated issuer or predecessor issuer of the Purchaser, any compensated solicitor for the Purchaser, any officers or directors of the Purchaser, any investment manager of the Purchaser, any beneficial owner of the Purchaser’s voting securities or any other Person (A) would prevent the Purchaser from complying with the private offering exemption available under Rule 506 of Regulation D due to the existence of a disqualifying event as described in Rule 506(d) of Regulation D or (B) need to be disclosed pursuant to Rule 506(e) of Regulation D in order for the offering of securities by the Purchaser to comply with the private offering exemption available under Rule 506 of Regulation D.

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